Supplemental Information -- Annex I



                                Sprint FON Group
                         Combined Financial Information














The FON Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity. The purpose of this combined financial information is to provide investors additional information to use in analyzing the results of operations and financial condition of the FON Group, and this combined financial information should be read in conjunction with the consolidated financial statements of Sprint Corporation.


COMBINED STATEMENTS OF OPERATIONS (Unaudited)                                                      Sprint FON Group
(millions)                                                                                  (an integrated business
                                                                                             of Sprint Corporation)
--------------------------------------------- --- ------------------------------- -- -------------------------------
                                                          Quarters Ended                      Year-to-Date
                                                          September 30,                      September 30,
--------------------------------------------- --- ------------------------------- -- -------------------------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
Net Operating Revenues                        $       4,244     $      4,444      $     12,912     $      13,294
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Operating Expenses
   Costs of services and products                     2,106            2,064             6,300             6,035
   Selling, general and administrative                1,072            1,083             3,325             3,354
   Depreciation                                         638              556             1,827             1,618
   Amortization                                           6               17                18                51
   Merger related costs                                   -                -                 -               163
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

   Total operating expenses                           3,822            3,720            11,470            11,221
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Operating Income                                        422              724             1,442             2,073

Interest expense                                        (13)              (8)              (56)              (58)
Other expense, net                                      (56)             (84)              (52)              (50)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Income from continuing operations before
   income taxes                                         353              632             1,334             1,965

Income tax expense                                     (199)            (248)             (574)             (771)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Income from Continuing Operations                       154              384               760             1,194
Discontinued operation, net                               -                -                 -               675
Extraordinary item, net                                   -                -                (1)                -
Cumulative effect of change in
   accounting principle, net                              -                -                 -                (2)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Net Income                                    $         154     $        384      $        759     $       1,867
                                              --- ------------- -- -------------- -- ------------- --- -------------























                  See accompanying Condensed Notes to Combined Financial Statements (Unaudited).

COMBINED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)                                            Sprint FON Group
(millions)                                                                                  (an integrated business
                                                                                             of Sprint Corporation)
--------------------------------------------- --- ------------------------------- -- -------------------------------
                                                          Quarters Ended                      Year-to-Date
                                                          September 30,                      September 30,
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
Net Income                                    $        154      $     384         $       759      $      1,867
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Other Comprehensive Income (Loss)

   Unrealized holding gains (losses) on
     securities                                        (26)             6                  (2)              (33)
   Income tax benefit (expense)                         10             (2)                  1                12
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
   Net unrealized holding gains (losses) on
     securities during the period                      (16)             4                  (1)              (21)
   Reclassification adjustment for gains
     included in net income                            (15)             -                 (15)              (32)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
Total net unrealized holding gains (losses)
   on securities                                       (31)             4                 (16)              (53)

   Foreign currency translation adjustments             (5)             -                 (16)                -
   Reclassification adjustment for losses
     included in net income                             31              -                  31                 -
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
Total foreign currency translation
   adjustments                                          26              -                  15                 -

Net unrealized losses on qualifying
   cash flow hedges                                     (2)             -                  (8)                -
Cumulative effect of change in
   accounting principle                                  -              -                  (9)                -
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Total other comprehensive income (loss)                 (7)             4                 (18)              (53)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Comprehensive Income                          $        147      $     388         $       741      $      1,814
                                              --- ------------- -- -------------- -- ------------- --- -------------























                  See accompanying Condensed Notes to Combined Financial Statements (Unaudited).

COMBINED BALANCE SHEETS                                                                                     Sprint FON Group
(millions)                                                                                           (an integrated business
                                                                                                      of Sprint Corporation)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                       September 30,       December 31,
                                                                                            2001               2000
-----------------------------------------------------------------------------------------------------------------------------
                                                                                        (Unaudited)
Assets
     Current assets
       Cash and equivalents                                                            $         64      $        122
       Accounts receivable, net of allowance for doubtful accounts
          of $261 and $293                                                                    2,863             3,126
       Inventories                                                                              371               434
       Prepaid expenses                                                                         289               276
       Receivables from the PCS Group                                                           443               361
       Other                                                                                    193               193
-----------------------------------------------------------------------------------------------------------------------------
       Total current assets                                                                   4,223             4,512

     Property, plant and equipment
       Global markets division                                                               14,937            12,512
       Local division                                                                        17,544            16,835
       Other                                                                                  1,973             1,651
-----------------------------------------------------------------------------------------------------------------------------
       Total property, plant and equipment                                                   34,454            30,998
       Accumulated depreciation                                                             (16,550)          (15,165)
-----------------------------------------------------------------------------------------------------------------------------
       Net property, plant and equipment                                                     17,904            15,833

     Investments in and loans to affiliates                                                     415               842

     Intangible assets
        Goodwill                                                                                879               877
        Other                                                                                   390               384
-----------------------------------------------------------------------------------------------------------------------------
        Total intangible assets                                                               1,269             1,261
        Accumulated amortization                                                                (75)              (57)
-----------------------------------------------------------------------------------------------------------------------------
        Net intangible assets                                                                 1,194             1,204
     Other assets                                                                             1,220             1,258
-----------------------------------------------------------------------------------------------------------------------------
    Total                                                                              $     24,956      $     23,649
                                                                                      ---------------------------------------

Liabilities and Combined Attributed Net Assets
     Current liabilities
       Short-term borrowings including current maturities of long-term debt             $      2,361     $      1,026
       Accounts payable                                                                          972            1,598
       Accrued interconnection costs                                                             605              547
       Accrued taxes                                                                             279              264
       Advance billings                                                                          514              462
       Payroll and employee benefits                                                             387              377
       Accrued interest                                                                          118              136
       Other                                                                                     687              594
-----------------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                               5,923            5,004

     Noncurrent liabilities
       Long-term debt and capital lease obligations                                            3,351            3,482
       Deferred income taxes and investment tax credits                                        1,624            1,276
       Postretirement and other benefit obligations                                              957            1,077
       Other                                                                                     392              457
-----------------------------------------------------------------------------------------------------------------------------
       Total noncurrent liabilities                                                            6,324            6,292

     Redeemable preferred stock                                                                   10               10

     Combined attributed net assets                                                           12,699           12,343
-----------------------------------------------------------------------------------------------------------------------------
    Total                                                                               $     24,956     $     23,649
                                                                                      ---------------------------------------



                  See accompanying Condensed Notes to Combined Financial Statements (Unaudited).


COMBINED STATEMENTS OF CASH FLOWS (Unaudited)                                                         Sprint FON Group
(millions)                                                                                     (an integrated business
                                                                                                of Sprint Corporation)
------------------------------------------------------------------ ----------------- ----------------- ----------------
Year-to-Date September 30,                                                                 2001             2000
------------------------------------------------------------------ ----------------- ----------------- ----------------

Operating Activities

Net income                                                                            $      759       $    1,867
Adjustments to reconcile net income to net cash provided by
   operating activities:
     Discontinued operation, net                                                               -             (675)
     Equity in net losses of affiliates                                                       64              166
     Depreciation and amortization                                                         1,845            1,669
     Deferred income taxes and investment tax credits                                        384              456
     Changes in assets and liabilities:
       Accounts receivable, net                                                              263             (228)
       Inventories and other current assets                                                   33               51
       Accounts payable and other current liabilities                                       (420)            (212)
       Affiliate receivables and payables, net                                               (11)            (258)
       Noncurrent assets and liabilities, net                                               (160)             (39)
     Other, net                                                                                4             (106)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Net cash provided by operating activities                                                  2,761            2,691
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------



Investing Activities

Capital expenditures                                                                      (3,899)          (2,655)
Investments in and loans to affiliates, net                                                  (32)            (681)
Proceeds from sales of other assets                                                          249               51
Other, net                                                                                    33               18
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------
Net cash used by continuing operations                                                    (3,649)          (3,267)
Proceeds from sale of investment in Global One                                                 -            1,403
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Net cash used by investing activities                                                     (3,649)          (1,864)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------



Financing Activities

Proceeds from debt                                                                         1,554              340
Payments on debt                                                                            (292)            (844)
Proceeds from common stock issued                                                             22              156
Dividends paid                                                                              (329)            (322)
Other, net                                                                                  (125)            (132)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Net cash provided (used) by financing activities                                             830             (802)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Increase (Decrease) in Cash and Equivalents                                                  (58)              25
Cash and Equivalents at Beginning of Period                                                  122              104
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Cash and Equivalents at End of Period                                                 $       64       $      129
                                                                                     --- ------------- -- -------------










                  See accompanying Condensed Notes to Combined Financial Statements (Unaudited).

CONDENSED NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)                                                     Sprint FON Group
                                                         (an integrated business
                                                          of Sprint Corporation)

The information in this supplement has been prepared according to Securities and Exchange Commission (SEC) rules and regulations. In our opinion, the combined interim financial statements reflect all adjustments, consisting only of normal recurring accruals, needed to fairly present the FON Group's combined financial position, results of operations, cash flows and comprehensive income. This combined financial information is provided as additional disclosure to investors regarding the operations of the FON Group.

Certain information and footnote disclosures normally included in combined financial statements prepared according to accounting principles generally accepted in the United States have been condensed or omitted. As a result, you should read these financial statements along with Sprint Corporation's 2000 Form 10-K/A. Operating results for the 2001 year-to-date period do not necessarily represent the results that may be expected for the year ending December 31, 2001.

--------------------------------------------------------------------------------
1. Basis of Combination and Presentation
--------------------------------------------------------------------------------

FON common stock and PCS common stock are intended to reflect the performance of the FON and PCS groups. However, they are classes of common stock of Sprint, not of the group they are intended to track. Accordingly, the PCS common stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business. The FON common stock is intended to reflect the financial results and economic value of the global markets division, the local division, and the product distribution and directory publishing businesses.

The combined FON Group financial statements, together with the combined PCS Group financial statements, include all the accounts in Sprint's consolidated financial statements prior to inter-group eliminations. Transactions between the PCS Group and the FON Group have not been eliminated in the combined financial statements of either group. The combined financial statements for each group are prepared in accordance with accounting principles generally accepted in the United States.

Investments in entities in which the FON Group exercises significant influence, but does not control, are accounted for using the equity method (see Note 2).

The FON Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity. The purpose of this combined financial information is to provide investors additional information to use in analyzing the results of operations and financial condition of the FON Group, and this combined financial information should be read in conjunction with the consolidated financial statements of Sprint Corporation.

Investors in FON common stock are shareholders of Sprint and are subject to the risks related to an equity investment in Sprint and all of Sprint's businesses, assets and liabilities. The assets and liabilities allocated by Sprint's Board of Directors to the FON Group remain assets and liabilities of Sprint Corporation and are therefore subject to the claims of Sprint's creditors generally. In the event of the liquidation or winding up of Sprint Corporation, assets of Sprint remaining for distribution to Sprint's common shareholders will be distributed to holders of FON common stock based on the liquidation value of such shares as provided in Sprint's articles of incorporation, which may differ from the Board's allocation of assets and liabilities among the groups. The Board of Directors of Sprint may, subject to the restrictions in Sprint's articles of incorporation, change the allocation of the assets and liabilities that comprise each of the FON Group and the PCS Group without shareholder approval. Given the Board's discretion in these matters, it may be difficult to assess the future prospects of each group based on past performance.

The FON Group combined financial statements are prepared using accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or combined attributed net assets as previously reported.

Allocation of Shared Services

Sprint directly assigns, where possible, certain general and administrative costs to the FON Group and the PCS Group based on their actual use of those services. Where direct assignment of costs is not possible, or practical, Sprint uses other indirect methods, including time studies, to estimate the assignment of costs to each group. Cost allocation methods other than time studies include factors (general, marketing or headcount) derived from the operating unit's relative share of the predefined category referenced (e.g. headcount). Sprint believes that the costs allocated are comparable to the costs that would be incurred if the groups would have been operating on a stand-alone basis. The allocation of shared services may change at the discretion of Sprint and does not require shareholder approval.

Allocation of Group Financing

Financing activities for the groups are managed by Sprint on a centralized basis. Debt incurred by Sprint on behalf of the groups is specifically allocated to and reflected in the financial statements of the applicable group. Interest expense is allocated to the PCS Group based on an interest rate that is substantially equal to the rate it would be able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guaranty by Sprint or any member of the FON Group. That interest rate is higher than the rate Sprint obtains on borrowings. The difference between Sprint's actual interest rate and the rate charged to the PCS Group is reflected as a reduction in the FON Group's interest expense.

Under Sprint's centralized cash management program, one group may advance funds to the other group. These advances are accounted for as short-term borrowings between the groups and bear interest at a market rate that is substantially equal to the rate that group would be able to obtain from third parties on a short-term basis.

The allocation of group financing activities may change at the discretion of Sprint and does not require shareholder approval.

Allocation of Federal and State Income Taxes

Sprint files a consolidated federal income tax return and certain state income tax returns which include FON Group and PCS Group results. In connection with the PCS Restructuring, Sprint adopted a tax sharing agreement which provides for the allocation of income taxes between the two groups. The FON Group's income taxes are calculated as if it files returns which exclude the PCS Group. The PCS Group's income taxes reflect the PCS Group's incremental cumulative impact on Sprint's consolidated income taxes. Intergroup tax payments are satisfied on the date Sprint's related tax payment is due to or the refund is received from the applicable tax authority.

The tax sharing agreement applies to tax years ending on or before December 31, 2001. For periods after December 31, 2001, Sprint's Board of Directors will adopt a tax sharing arrangement that will be designed to continue to allocate tax benefits and burdens fairly between the FON Group and the PCS Group.

--------------------------------------------------------------------------------
2. Investments
--------------------------------------------------------------------------------

At the end of September 2001, investments accounted for using the equity method consisted primarily of the FON Group's investment in Intelig, a long distance provider in Brazil. In 2000, investments accounted for using the equity method also included the FON Group's investments in EarthLink, Inc., an Internet service provider, and Call-Net, a long distance operation in Canada.

In the 2001 third quarter, Sprint completed an analysis of the valuation of its equity method investments that resulted in an $157 million write-down. This charge was included in "Other expense, net" in FON's Combined Statements of Operations.

Combined, unaudited, summarized financial information (100% basis) of entities accounted for using the equity method was as follows:

                                                        Quarters Ended                      Year-to-Date
                                                        September 30,                       September 30,
                                              ----------------------------------- ----------------------------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
                                                                           (millions)
Results of operations
  Net operating revenues                      $        82       $      622        $       355      $      1,644
                                              --- ------------- -- -------------- -- ------------- --- -------------
  Net operating loss                          $       (13)      $     (403)       $      (156)     $       (526)
                                              --- ------------- -- -------------- -- ------------- --- -------------
  Net loss                                    $       (58)      $     (420)       $      (237)     $       (706)
                                              --- ------------- -- -------------- -- ------------- --- -------------

Equity in net losses of affiliates            $       (22)      $     (103)       $       (48)     $       (150)
                                              --- ------------- -- -------------- -- ------------- --- -------------

--------------------------------------------------------------------------------
3. Income Taxes
--------------------------------------------------------------------------------

The differences that caused the FON Group's effective income tax rates to vary from the 35% federal statutory rate for income taxes related to continuing operations were as follows:

                                    Year-to-Date
                                   September 30,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Income tax expense at the
   federal statutory rate     $   467     $    688
Effect of:
   State income taxes, net
     of federal income tax
     effect                        54           59
   Equity in losses of
     foreign joint ventures         -           25
   Goodwill amortization            7            9
   Write down of equity
     method investment             55            -
   Other, net                      (9)         (10)
-------------------------------------------------------

Income tax expense            $   574     $    771
                              -------------------------

Effective income tax rate         43.0%        39.2%
                              -------------------------


--------------------------------------------------------------------------------
4.  Accounting for Derivative Instruments
--------------------------------------------------------------------------------

Accounting Standard

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." This Statement became effective for the FON Group on January 1, 2001 and establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities and requires recognition of all derivatives on the balance sheet at fair value, regardless of the hedging relationship designation. Accounting for the changes in the fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of the relationships designated are based on the exposures hedged. Changes in fair value of derivatives designated as fair value hedges are recognized in earnings along with fair value changes of the hedged item. Changes in fair value of derivatives designated as cash flow hedges are recorded in other comprehensive income and are recognized in earnings when the hedged item affects earnings. Changes in fair value of derivative instruments that do not qualify for hedge relationship designation are recognized in earnings.

Risk Management Policies

Sprint selectively enters into interest rate swap and cap agreements to manage its exposure to interest rate changes on its debt. Sprint also enters into forward contracts and options in foreign currencies to reduce the impact of changes in foreign exchange rates. Sprint's derivative transactions are used principally for hedging purposes and comply with Board-approved policies.

Sprint enters into interest rate swap agreements to minimize exposure to interest rate movements and achieve an optimal mixture of floating and fixed-rate debt while minimizing liquidity risk. The interest rate swap agreements designated as fair value hedges effectively convert Sprint's fixed-rate debt to a floating rate by receiving fixed-rate amounts in exchange for floating-rate interest payments over the life of the agreement without an exchange of the underlying principal amount.

Sprint enters into interest rate swap agreements designated as cash flow hedges to reduce the impact of interest rate movements on future interest expense by effectively converting a portion of its floating-rate debt to a fixed rate.

In certain business transactions, Sprint is granted warrants to purchase the securities of other companies at fixed rates. These warrants are supplemental to the terms of the business transactions and are not designated as hedging instruments.

Sprint's foreign exchange risk management program focuses on reducing transaction exposure to optimize consolidated cash flow. Sprint's primary transaction exposure results from net payments made to overseas telecommunications companies for completing international calls made by Sprint's domestic customers. Forward contracts, which function as natural hedges, are used to offset the impact of foreign currency fluctuations in these payments.

Derivative Accounting Under the Standard

The derivative instruments the FON Group holds are interest rate swaps, stock warrants and foreign currency forward contracts. The interest rate swaps meet all the required criteria of SFAS No. 133 for the assumption of perfect effectiveness resulting in no recognition of changes in their fair values in earnings upon adoption or during the life of the swap. The stock warrants are not designated as hedging instruments and changes in the fair value of these derivative instruments are recognized in earnings during the period of change. Forward contracts held during the period are not designated as hedges and, accordingly, not affected by the adoption of SFAS No. 133.

Upon adoption of SFAS No. 133, the FON Group recorded a cumulative reduction in other comprehensive income of $9 million. The total fair value of the stock warrants held by the FON Group on the date of adoption was not material and required no transition adjustment to earnings. The reduction in other comprehensive income results from recognizing the fair value of cash flow hedges and is recorded in "Cumulative effect of change in accounting principle" in the FON Group's Combined Statements of Comprehensive Income. The net derivative losses included in other comprehensive income as of January 1, 2001 are not expected to be reclassified into earnings within the next 12-month period because the FON Group intends to hold the qualifying cash flow hedges until maturity in 2002.

The FON Group recorded a net derivative loss in earnings of $0.1 million for the 2001 third quarter and a net derivative gain in earnings of $0.1 million (net of tax expense of $0.1 million) for the year-to-date period due to changes in the fair value of the stock warrants that are not designated as hedging instruments. The net derivative gain and loss are included in Other income, net on the Combined Statements of Operations. The FON Group recorded a $2 million reduction in other comprehensive income in the 2001 third quarter and an $8 million reduction in the year-to-date period resulting from losses on cash flow hedges. The reduction in other comprehensive income is included in "Net unrealized losses on qualifying cash flow hedges" on the Combined Statements of Comprehensive Income.

--------------------------------------------------------------------------------
5. Debt and Capital Lease Obligations
--------------------------------------------------------------------------------

Sprint reclassifies short-term borrowings to long-term debt because of Sprint's intent and ability to refinance these borrowings on a long-term basis. Sprint's ability to refinance these borrowings is limited to the long-term portion of Sprint's unused credit facilities. At the end of September 2001, short-term borrowings exceeded the long-term portion of those unused credit facilities. Accordingly, the amount of commercial paper borrowings and other bank notes allocated to the FON Group and reclassified to long-term debt was $853 million. The commercial paper borrowings that remained in current liabilities was $267 million.

In February 2001, Sprint repaid, prior to scheduled maturities, $18 million of first mortgage bonds. These bonds had an interest rate of 9.9%. This resulted in a $1 million after-tax extraordinary loss for the FON Group.

--------------------------------------------------------------------------------
6. Common Stock Issuances
--------------------------------------------------------------------------------

In June 2001, Sprint completed a registered offering on behalf of France Telecom
(FT) and Deutsche Telekom AG (DT) in which they sold 174.8 million shares of FON common stock, which represented an approximate 10% voting interest in Sprint. Sprint did not receive any proceeds from this offering. Upon the sale, 86.2 million shares of FON common stock underlying Class A common stock and 88.6 million shares of Series 3 FON common stock were converted into shares of Series 1 FON common stock. After this conversion, a Class A common share no longer represents the right to an interest in FON common stock.

--------------------------------------------------------------------------------
7. Combined Attributed Net Assets
--------------------------------------------------------------------------------

                                         Year-to-Date
                                        September 30,
                                             2001
-------------------------------------------------------
                                          (millions)
Beginning balance                    $      12,343
Net income                                     759
Dividends                                     (328)
Common stock issued                             70
Tax benefit of stock
   compensation                                  6
Other comprehensive loss                       (18)
Intergroup stock compensation                 (153)
Other, net                                      20
-------------------------------------------------------

Ending balance                       $      12,699
                                     ------------------


--------------------------------------------------------------------------------
8. Litigation, Claims and Assessments
--------------------------------------------------------------------------------

FON shareholders are subject to all of the risks related to an investment in Sprint and the FON Group, including the effects of any legal proceedings and claims against the PCS Group.

In December 2000, Amalgamated Bank, an institutional shareholder, filed a derivative action purportedly on behalf of Sprint against certain of its current and former officers and directors in the Jackson County, Missouri, Circuit Court. The complaint alleges that the individual defendants breached their fiduciary duties to Sprint and were unjustly enriched by making undisclosed amendments to Sprint's stock option plans, by failing to disclose certain information concerning regulatory approval of the proposed merger of Sprint and WorldCom, and by overstating Sprint's earnings for the 2000 first quarter. The plaintiff seeks damages, to be paid to Sprint, in an unspecified amount. Two additional, substantially identical, derivative actions by other shareholders have been filed.

Various other suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not be material to the FON Group's combined financial statements.

--------------------------------------------------------------------------------
9. Segment Information
--------------------------------------------------------------------------------

The FON Group operates in three business segments: the global markets division, the local division and the product distribution and directory publishing businesses.

Sprint manages its segments to the operating income (loss) level of reporting. Items below operating income (loss) are held at a corporate level and only attributed to the group level. The reconciliation from operating income to net income is shown on the face of the Consolidated Statements of Operations in the consolidating information.

Sprint generally accounts for transactions between segments based on fully distributed costs, which Sprint believes approximates fair value.

Beginning in the 2000 fourth quarter, Sprint changed its segment reporting to align financial reporting with changes in how Sprint manages operations and assesses its performance. Using several factors, Sprint combined its long distance operation, Sprint ION, broadband fixed wireless services and certain other ventures into one division, global markets. The global markets division now includes four major revenue streams: voice, data, Internet, and other. Additionally, Sprint shifted the recognition of consumer long distance revenues and expenses associated with customers in its local franchise territories from the global markets division to the local division. The product distribution and directory publishing businesses is managed based on products and services provided to the market. As a result, all previously reported financial information relating to these segments has been restated to reflect the current composition of each segment.

Segment financial information was as follows:

--------------------------------------------------------------------------------------------------------------------
                                                                     Product
                                         Global                      Distribution                      Sprint
Quarters Ended                           Markets        Local        & Directory   Corporate and       FON
September 30,                            Division       Division     Publishing    Eliminations(1)     Group
--------------------------------------------------------------------------------------------------------------------
                                                                        (millions)
2001
Net operating revenues                  $   2,505      $    1,564    $     434     $    (259)      $     4,244
Affiliated revenues                           168              70          180          (259)              159
Operating income (loss)                      (119)            477           73            (9)              422

2000
Net operating revenues                  $   2,646      $    1,545    $     496     $    (243)      $     4,444
Affiliated revenues                           114              46          182          (243)               99
Operating income (loss)                       226             431           75            (8)              724
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                     Product
                                         Global                      Distribution                      Sprint
Year-to-Date                             Markets        Local        & Directory   Corporate and       FON
September 30,                            Division       Division     Publishing    Eliminations(1),(2) Group
--------------------------------------------------------------------------------------------------------------------
                                                                        (millions)
2001
Net operating revenues                  $   7,635      $    4,669    $   1,402     $    (794)      $    12,912
Affiliated revenues                           451             193          568          (794)              418
Operating income (loss)                      (141)          1,381          230           (28)            1,442

2000
Net operating revenues                  $   7,960      $    4,597    $   1,428     $    (691)      $    13,294
Affiliated revenues                           313             139          516          (691)              277
Operating income (loss)                       731           1,320          210          (188)            2,073
--------------------------------------------------------------------------------------------------------------------

(1) Significant intercompany eliminations consist of local access charged to the global markets division, equipment purchases from the product distribution business and interexchange services provided to the local division.

(2) In the 2000 year-to-date period, corporate operating loss includes a $163 million charge for costs associated with the terminated WorldCom merger.

Net operating revenues by product and services were as follows:

--------------------------------------------------------------------------------------------------------------------
                                                                     Product
                                        Global                       Distribution                     Sprint
Quarters Ended                          Markets         Local        & Directory                      FON
September 30,                           Division        Division     Publishing    Eliminations(1)    Group
--------------------------------------------------------------------------------------------------------------------
                                                                        (millions)
2001
Voice                                   $   1,692      $        -    $       -     $     (28)      $     1,664
Data                                          497               -            -             -               497
Internet                                      248               -            -             -               248
Local service                                   -             732            -             -               732
Network access                                  -             507            -           (49)              458
Long distance                                   -             186            -             -               186
Product distribution                            -               -          293          (178)              115
Directory publishing                            -               -          141             -               141
Other                                          68             139            -            (4)              203
                                        ----------------------------------------------------------------------------

Total net operating revenues            $   2,505      $    1,564    $     434     $    (259)      $     4,244
                                        ----------------------------------------------------------------------------


2000
Voice                                   $   1,795      $        -    $       -     $     (28)      $     1,767
Data                                          470               -            -             -               470
Internet                                      223               -            -             -               223
Local service                                   -             720            -             -               720
Network access                                  -             486            -           (36)              450
Long distance                                   -             187            -             -               187
Product distribution                            -               -          369          (181)              188
Directory publishing                            -               -          127             -               127
Other                                         158             152            -             2               312
                                        ----------------------------------------------------------------------------

Total net operating revenues            $   2,646      $    1,545    $     496     $    (243)      $     4,444
                                        ----------------------------------------------------------------------------

(1) Significant intercompany eliminations consist of local access charged to the global markets division, equipment purchases from the product distribution business and interexchange services provided to the local division.

--------------------------------------------------------------------------------------------------------------------

                                                                     Product
                                        Global                       Distribution                     Sprint
Year-to-Date                            Markets         Local        & Directory                      FON
September 30,                           Division        Division     Publishing    Eliminations(1)    Group
--------------------------------------------------------------------------------------------------------------------
                                                                        (millions)
2001
Voice                                   $   5,136      $        -    $       -     $     (84)      $     5,052
Data                                        1,512               -            -             -             1,512
Internet                                      759               -            -             -               759
Local service                                   -           2,199            -             -             2,199
Network access                                  -           1,521            -          (140)            1,381
Long distance                                   -             549            -             -               549
Product distribution                            -               -          986          (562)              424
Directory publishing                            -               -          416             -               416
Other                                         228             400            -            (8)              620
                                        ----------------------------------------------------------------------------

Total net operating revenues            $   7,635      $    4,669    $   1,402     $    (794)      $    12,912
                                        ----------------------------------------------------------------------------


2000
Voice                                   $   5,370      $        -    $       -     $     (81)      $     5,289
Data                                        1,429               -            -             -             1,429
Internet                                      676               -            -             -               676
Local service                                   -           2,121            -             -             2,121
Network access                                  -           1,497            -           (98)            1,399
Long distance                                   -             536            -             -               536
Product distribution                            -               -        1,091          (513)              578
Directory publishing                            -               -          337             -               337
Other                                         485             443            -             1               929
                                        ----------------------------------------------------------------------------

Total net operating revenues            $   7,960      $    4,597    $   1,428     $    (691)      $    13,294
                                        ----------------------------------------------------------------------------

(1) Significant intercompany eliminations consist of local access charged to the global markets division, equipment purchases from the product distribution business and interexchange services provided to the local division.

--------------------------------------------------------------------------------
10. Supplemental Cash Flows Information
--------------------------------------------------------------------------------

The FON Group's cash paid for interest and income taxes was as follows:

                                    Year-to-Date
                                   September 30,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Interest (net of capitalized
   interest)                  $      65   $      80
                              -------------------------
Income taxes                  $     321   $     328
                              -------------------------



The FON Group's noncash activities included the following:

                                    Year-to-Date
                                   September 30,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Reclassification of
   mandatory call of PCS
   Group's Senior Discount
   Notes held by the FON
   Group                      $      70   $       -
                              -------------------------
Common stock issued under
   employee stock benefit
   plans                      $      48   $      79
                              -------------------------
Tax benefit from stock
   compensation               $       6   $     252
                              -------------------------
Stock received for stock
   options exercised          $       -   $      28
                              -------------------------
Debt redeemed with
   investments in equity
   securities                 $       -   $     275
                              -------------------------

--------------------------------------------------------------------------------
11. Discontinued Operation
--------------------------------------------------------------------------------

In the 2000 first quarter, Sprint sold its interest in Global One to FT and DT. Sprint received $1.1 billion in cash and was repaid $276 million for advances for its entire stake in Global One. As a result of Sprint's sale of its interest in Global One, the FON Group's gain on the sale has been reported as a discontinued operation.

The FON Group recorded an after-tax gain related to the sale of Sprint's interest in Global One of $675 million in the first quarter of 2000.

--------------------------------------------------------------------------------
12. Merger Termination
--------------------------------------------------------------------------------

On July 13, 2000, Sprint and WorldCom, Inc. announced that the Boards of Directors of both companies terminated their merger agreement, previously announced in October 1999, as a result of regulatory opposition to the merger. In the 2000 second quarter, the FON Group recognized a one-time, pre-tax charge of $163 million for costs associated with the terminated merger.

--------------------------------------------------------------------------------
13. Other Post-Employment Benefit Curtailment
--------------------------------------------------------------------------------

In September 2001, Sprint adopted a negative plan amendment to the Sprint Retiree Medical Plan. This amendment reduces the accumulated post-retirement benefit obligation and reduces employee benefits attributed to employee service already rendered. As a result of this amendment, the life insurance benefit is eliminated for employees retiring after 2003 and the post-retirement medical insurance plan is replaced with a Sprint funded account to be managed by the employee. The net curtailment gain resulting from this amendment is $75 million (net of tax expense of $45 million) for the 2001 third quarter.

--------------------------------------------------------------------------------
14. Recently Issued Accounting Pronouncements
--------------------------------------------------------------------------------

In October 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. This new standard, when in effect, will supersede SFAS Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to Be Disposed Of", providing one accounting model for the review of asset impairment. Statement No. 144 retains much of the recognition and measurement provisions of Statement No. 121, but removes goodwill from its scope. It also requires long-lived assets to be disposed of other than by sale to be considered as held and used until disposed of, requiring the depreciable life to be adjusted as an accounting change. Criteria to classify long-lived assets to be disposed of by sale has changed from SFAS Statement No. 121, but these costs will continue to be reported at the lower of their carrying amount or fair value less cost to sell, and will cease to be depreciated.

Statement 144 will also supercede the section of the Accounting Principles Board
(APB) Opinion 30, which prescribes reporting for the effects of a disposal of a segment of a business. This statement retains the basic presentation provisions of the opinion, but requires losses on a disposal or discontinued operation to be recognized as incurred. It also broadens the definition of a discontinued operation to include a component of an entity.

In July 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." The objective of this statement is to provide accounting guidance for legal obligations associated with the retirement of long-lived assets by requiring the fair value of a liability for the asset retirement obligation to be recognized in the period in which it is incurred. When the liability is initially recognized, the asset retirement costs should also be capitalized by increasing the carrying amount of the related long-lived asset. The liability is then accreted to its present value each period and the capitalized costs are depreciated over the useful life of the associated asset. Sprint is currently assessing its legal obligations. This statement is effective for fiscal years beginning after June 15, 2002.

In June 2001, the FASB issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets."

Statement No. 141 supercedes APB Opinion No. 16, "Business Combinations," and Statement No. 38, "Accounting for Pre-acquisition Contingencies of Purchased Enterprises." This statement requires accounting for all business combinations using the purchase method and changes the criteria for recognizing intangible assets apart from goodwill. This statement is effective for all business combinations initiated after June 30, 2001.

Statement No. 142 supercedes APB Opinion No. 17, "Intangible Assets," and addresses how purchased intangibles should be accounted for upon acquisition. The statement prescribes the necessary accounting for both identifiable intangibles and goodwill after initial recognition. Amortization of goodwill and indefinite lived intangibles will cease upon adoption of this statement and periodic impairment testing will be required. Amortization of definite lived intangibles will continue over the useful life. Sprint is currently assessing the impact of this standard and expects to complete that assessment by year-end 2001. This statement is effective for fiscal years beginning after December 15, 2001.

--------------------------------------------------------------------------------
15. Subsequent Events
--------------------------------------------------------------------------------

Business Restructuring

In October 2001, Sprint announced it would terminate its efforts to develop and deploy its integrated communications services referred to as Sprint ION, as well as take additional steps to reduce overall operating costs. Sprint also announced it would suspend customer acquisition for the fixed wireless Multipoint Multichannel Distribution Services (MMDS). We expect the accounting charge related to this announcement to include costs associated with the wind-down of Sprint ION, asset write-offs and workforce reductions and to result in a pre-tax charge of approximately $2 billion.


Dividend Declaration

In October 2001, Sprint's Board of Directors declared a dividend of 12.5 cents per share on the FON common stock. Dividends will be paid December 28, 2001.

Debt Offering

In November 2001, Sprint issued $1.75 billion of debt securities through a private offering. These borrowings have an interest rate of 6% and mature in 2007. The proceeds were used for repayment of debt.

MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION                  Sprint FON Group
AND RESULTS OF OPERATIONS                                (an integrated business
                                                          of Sprint Corporation)

--------------------------------------------------------------------------------
Forward-looking Information
--------------------------------------------------------------------------------

Sprint includes certain estimates, projections and other forward-looking statements in its reports, in presentations to analysts and others, and in other publicly available material. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

o the effects of vigorous competition in the markets in which Sprint operates;

o the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;

o the ability of the PCS Group to continue to grow a significant market presence;

o the effects of mergers and consolidations within the telecommunications industry;

o    the uncertainties related to Sprint's strategic investments;

o the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;

o    the impact of new technologies on Sprint's business;

o    unexpected results of litigation filed against Sprint;

o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996, or other external factors over which Sprint has no control; and

o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission.

The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are found throughout Management's Discussion. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this report or unforeseen events.
--------------------------------------------------------------------------------
General
--------------------------------------------------------------------------------

Sprint is a global communications company and a leader in integrating long distance, local service and wireless communications. Sprint is also one of the largest carriers of Internet traffic using its tier one Internet Protocol network, which provides connectivity to any point on the Internet either through its own network or via direct connections with another backbone provider. Sprint is the nation's third-largest provider of long distance services and operates nationwide, all-digital long distance and tier one Internet Protocol networks using fiber-optic and electronic technology. In addition, Sprint's local division currently serves approximately 8.3 million access lines in 18 states. Sprint also operates the only 100% digital personal communications service, or PCS, wireless network in the United States with licenses to provide service nationwide using a single frequency band and a single technology. Sprint owns PCS licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands.

In November 1998, Sprint's shareholders approved the allocation of all of Sprint's assets and liabilities into two groups, the FON Group and the PCS Group, as well as the creation of the FON common stock and the PCS common stock. At the same time, Sprint reclassified each share of its publicly traded common stock into one share of FON common stock and 1/2 share of PCS common stock.

In October 2001, Sprint announced it would terminate its efforts to develop and deploy its integrated communications services referred to as Sprint ION, as well as take additional steps to reduce overall operating costs. Sprint also announced it would suspend customer acquisition for the fixed wireless Multipoint Multichannel Distribution Services (MMDS). We expect the accounting charge related to this announcement to include costs associated with the wind-down of Sprint ION, asset write-offs and workforce reductions and to result in a pre-tax charge of approximately $2 billion.

Operating Segments

Sprint's business is divided into four lines of business: the global markets division, the local division, the product distribution and directory publishing businesses, and the PCS wireless telephony products and services business. The FON Group includes the global markets division, the local division and the product distribution and directory publishing businesses, and the PCS Group includes the PCS wireless telephony products and services business. The PCS common stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business. The FON common stock is intended to reflect the financial results and economic value of the global markets division, the local division and the product distribution and directory publishing businesses.

During 2000, Sprint changed the segments comprising the FON Group to align financial reporting with changes in how Sprint manages the FON Group's operations and assesses its performance. The FON Group operates in three business segments: the global markets division, the local division and the product distribution and directory publishing businesses.

Board Discretion Regarding Tracking Stocks

Sprint's Board of Directors has the discretion to, among other things, make operating and financial decisions that could favor one group over the other and, subject to the restrictions in Sprint's articles of incorporation, to change the allocation of the assets and liabilities that comprise each of the FON Group and the PCS Group without shareholder approval. Under the applicable corporate law, Sprint's Board owes its fiduciary duties to all of Sprint's shareholders and there is no board of directors that owes separate duties to the holders of either the FON common stock or the PCS common stock. The Tracking Stock Policies, adopted by Sprint's Board, provide that the Board, in resolving material matters in which the holders of FON common stock and PCS common stock have potentially divergent interests, will act in the best interests of Sprint and all of its common shareholders after giving fair consideration to the potentially divergent interests of the holders of the separate classes of Sprint common stock. These policies may be changed by the Board without shareholder approval. Given the Board's discretion in these matters, it may be difficult to assess the future prospects of each group based on past performance.

--------------------------------------------------------------------------------
General Overview of the Sprint FON Group
--------------------------------------------------------------------------------

Global Markets Division

The global markets division provides a broad suite of communications services targeted to domestic business and residential customers, multinational corporations and other communications companies. These services include domestic and international voice; Internet; data communications such as frame relay access and transport, web hosting, virtual private networks, and managed security services; and broadband services.

Sprint currently uses various advanced services last-mile technologies, including dedicated access, Digital Subscriber Line (xDSL), and Multipoint Multichannel Distribution Services (MMDS). Digital Subscriber Line technology enables high-speed transmission of data over existing copper telephone lines between the customer and the service provider, and MMDS is a fixed wireless network that distributes signals through microwave from a single transmission point to multiple receiving points.

Included in the global markets division are the costs of establishing international operations beginning in 2000.

Local Division

The local division consists mainly of regulated local phone companies serving approximately 8.3 million access lines in 18 states. It provides local phone services, access by phone customers and other carriers to its local network, consumer long distance services to customers within its franchise territories, sales of telecommunications equipment, and other long distance services within certain regional calling areas, or LATAs.

Product Distribution and Directory Publishing Businesses

The product distribution business provides wholesale distribution services of telecommunications products. The directory publishing business publishes and markets white and yellow page phone directories.

--------------------------------------------------------------------------------
Results of Operations
--------------------------------------------------------------------------------

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                        Quarters Ended
                                                         September 30,                          Variance
                                               ----------------------------------    -------------------------------
                                                    2001              2000                $               %
---------------------------------------------- ---------------- ----------------- -- ------------- -----------------
                                                                   (millions)
Net operating revenues                         $     4,244      $     4,444       $      (200)          (4.5)%
Operating expenses                                   3,822            3,720               102            2.7%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating income                               $       422      $       724       $      (302)         (41.7)%
                                               -- ------------- -- -------------- -- -------------

Income from continuing operations              $       154      $       384       $      (230)         (59.9)%
                                               -- ------------- -- -------------- -- -------------

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                         Year-to-Date
                                                         September 30,                          Variance
                                               ----------------------------------    -------------------------------
                                                    2001              2000                $               %
---------------------------------------------- ---------------- ----------------- -- ------------- -----------------
                                                                   (millions)
Net operating revenues                         $    12,912      $    13,294       $      (382)          (2.9)%
Operating expenses                                  11,470           11,221               249            2.2%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating income                               $     1,442      $     2,073       $      (631)         (30.4)%
                                               -- ------------- -- -------------- -- -------------

Income from continuing operations              $       760      $     1,194       $      (434)         (36.3)%
                                               -- ------------- -- -------------- -- -------------

In the 2001 third quarter, income from continuing operations includes nonrecurring losses of $157 million from the write-down of an equity method investment, an $8 million loss from the sale of an investment, and a curtailment gain of $75 million resulting from the modification of certain retirement plan benefits. In the 2001 first quarter, loss from continuing operations includes a nonrecurring gain of $9 million from investment activities. The 2000 second quarter includes a $105 million charge for costs associated with the terminated WorldCom merger and a $27 million nonrecurring gain from the sale of an independent directory publishing operation. In the 2000 first quarter, loss from continuing operations includes net nonrecurring gains of $17 million from investment activities. Excluding nonrecurring items, income from continuing operations was $244 million in the 2001 third quarter, $841 million in the 2001 year-to-date period, and $1.3 billion in the 2000 year-to-date period. There were no nonrecurring items in the 2000 third quarter.

--------------------------------------------------------------------------------
Segmental Results of Operations
--------------------------------------------------------------------------------

Global Markets Division

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                        Quarters Ended
                                                         September 30,                          Variance
                                               ----------------------------------    -------------------------------
                                                    2001              2000                $               %
---------------------------------------------- ---------------- ----------------- -- ------------- -----------------
                                                                   (millions)
Net operating revenues
   Voice                                       $     1,692      $     1,795       $      (103)          (5.7)%
   Data                                                497              470                27            5.7%
   Internet                                            248              223                25           11.2%
   Other                                                68              158               (90)         (57.0)%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Total net operating revenues                         2,505            2,646              (141)          (5.3)%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                    1,544            1,410               134            9.5%
   Selling, general and administrative                 724              723                 1            0.1%
   Depreciation and amortization                       356              287                69           24.0%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Total operating expenses                             2,624            2,420               204            8.4%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating income (loss)                        $      (119)     $       226       $      (345)            NM
                                               -- ------------- -- -------------- -- -------------

Operating margin                                       NM               8.5%
                                               -- ------------- -- --------------

NM = Not meaningful


                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                         Year-to-Date
                                                         September 30,                          Variance
                                               ----------------------------------    -------------------------------
                                                    2001              2000                $               %
---------------------------------------------- ---------------- ----------------- -- ------------- -----------------
                                                                   (millions)
Net operating revenues
   Voice                                       $     5,136      $     5,370       $      (234)          (4.4)%
   Data                                              1,512            1,429                83            5.8%
   Internet                                            759              676                83           12.3%
   Other                                               228              485              (257)         (53.0)%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Total net operating revenues                         7,635            7,960              (325)          (4.1)%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                    4,561            4,149               412            9.9%
   Selling, general and administrative               2,223            2,261               (38)          (1.7)%
   Depreciation and amortization                       992              819               173           21.1%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Total operating expenses                             7,776            7,229               547            7.6%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating income (loss)                        $      (141)     $       731       $      (872)            NM
                                               -- ------------- -- -------------- -- -------------

Operating margin                                       NM               9.2%
                                               -- ------------- -- --------------

NM = Not meaningful

Net Operating Revenues

Net operating revenues decreased 5% in the 2001 third quarter and 4% in the 2001 year-to-date period from the same 2000 periods. Minute growth was 21% in the 2001 third quarter and 20% in the 2001 year-to-date period compared to the same 2000 periods. The calling volume growth, driven in part by the increase in wholesale minutes sold to the PCS Group, was more than offset by a highly competitive pricing environment. The decreases in net operating revenues reflect cable capacity sales in the 2000 third quarter and year-to-date period with minimal corresponding capacity sales in the same 2001 periods. These decreases also reflect a decline in professional services and legacy data services, partly offset by growth in Internet communications and data services revenues. Revenue and operating income growth will likely continue to be impacted by pricing pressures and increased spending to support the growth of Internet Protocol services. In addition, the Regional Bell Operating Companies continue to obtain regulatory clearance to provide in-region long distance services.

Voice Revenues

Voice revenues decreased 6% in the 2001 third quarter and 4% in the 2001 year-to-date period from the same 2000 periods due to a decline in consumer voice revenues resulting from a more competitive pricing environment. Consumer voice revenues were also impacted by lower calling card usage partly offset by increased prepaid and international services. The decline in business voice revenues mainly reflects decreased inbound and outbound toll-free calls.

Data Revenues

Data revenues increased 6% in the 2001 third quarter and year-to-date period from the same 2000 periods due to increased sales in asynchronous transfer mode and network management services, partially offset by a decline in frame relay services.

Internet Revenues

Internet revenues increased 11% in the 2001 third quarter and 12% in the 2001 year-to-date period from the same 2000 periods due to strong growth in dedicated service revenues partly offset by a decline in dial-up Internet service provider-related revenues.

Other Revenues

Other revenues decreased 57% in the 2001 third quarter and 53% in the 2001 year-to-date period from the same 2000 periods. The decreases reflect cable capacity sales in the 2000 third quarter and year-to-date period with minimal corresponding cable capacity sales in the same 2001 periods. The decreases also reflect a decline in professional services and legacy data services.

Costs of Services and Products

Costs of services and products include interconnection costs paid to local phone companies, other domestic service providers and foreign phone companies to complete calls made by the division's domestic customers, costs to operate and maintain the long distance network and the Internet Protocol network, costs of equipment and transmission capacity sales, and costs related to the development and deployment of Sprint ION. These costs increased 10% in the 2001 third quarter and the 2001 year-to-date period from the same 2000 periods.

Interconnection costs increased 21% in the 2001 third quarter and 18% in the 2001 year-to-date period from the same 2000 periods due to increased calling volumes.

All other costs of services and products decreased 5% in the 2001 third quarter and remained flat in the 2001 year-to-date period compared to the same 2000 periods due to decreases in costs related to sales of transoceanic cable resulting from minimal sales in 2001 compared to 2000. These decreases were largely offset by increased network costs of the long distance operation and costs associated with Sprint ION.

Total costs of services and products for global markets were 62% of net operating revenues in the 2001 third quarter and 60% in the 2001 year-to-date period compared to 53% and 52% for the same periods a year ago.

Excluding Sprint ION related costs, total costs of services and products for global markets were 59% of net operating revenues in the 2001 third quarter and 57% in the 2001 year-to-date period compared to 51% and 50% for the same periods a year ago.

Selling, General and Administrative Expense

Selling, general and administrative (SG&A) expenses were flat in the 2001 third quarter and decreased 2% in the 2001 year-to-date period from the same 2000 periods. The year-to-date decrease is due to a reduction in advertising and promotion costs in both the consumer and business markets and a strong emphasis on cost control, partly offset by increased marketing and promotions of Internet services and an increase in bad debt expense primarily related to wholesale customers. SG&A expense was 29% of net operating revenues in the 2001 third quarter and year-to-date periods compared to 27% and 28% for the same periods a year ago.

Excluding Sprint ION related costs, SG&A expense was 27% of net operating revenue in the 2001 third quarter and year-to-date periods compared to 26% in the same periods a year ago.

Depreciation and Amortization Expense

Depreciation and amortization expense increased 24% in the 2001 third quarter and 21% in the 2001 year-to-date period from the same periods a year ago due to an increased asset base to enhance network reliability and meet increased demand for voice and data-related services as well as an increasing asset base for growth of Internet Protocol services and other growth initiatives. Depreciation and amortization expense was 14% of net operating revenues in the 2001 third quarter and 13% in the 2001 year-to-date period compared to 11% and 10% for the same periods a year ago.

Excluding Sprint ION related costs, depreciation and amortization expense was 12% of net operating revenue in the 2001 third quarter and 11% in the 2001 year-to-date period compared to 10% in the same periods a year ago.


Local Division

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                        Quarters Ended
                                                        September 30,                           Variance
                                              -----------------------------------    -------------------------------
                                                    2001              2000                $               %
--------------------------------------------- ----------------- ----------------- -- ------------- -----------------
                                                                  (millions)
Net operating revenues
   Local service                              $        732      $       720       $        12             1.7%
   Network access                                      507              486                21             4.3%
   Long distance                                       186              187                (1)           (0.5)%
   Other                                               139              152               (13)           (8.6)%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Total net operating revenues                         1,564            1,545                19             1.2%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                      496              513               (17)           (3.3)%
   Selling, general and administrative                 307              318               (11)           (3.5)%
   Depreciation and amortization                       284              283                 1             0.4%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Total operating expenses                             1,087            1,114               (27)           (2.4)%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating income                              $        477      $       431       $        46            10.7%
                                              --- ------------- -- -------------- -- -------------

Operating margin                                      30.5%            27.9%
                                              --- ------------- -- --------------

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                         Year-to-Date
                                                        September 30,                           Variance
                                              -----------------------------------    -------------------------------
                                                    2001              2000                $               %
--------------------------------------------- ----------------- ----------------- -- ------------- -----------------
                                                                  (millions)
Net operating revenues
   Local service                              $      2,199      $     2,121       $        78             3.7%
   Network access                                    1,521            1,497                24             1.6%
   Long distance                                       549              536                13             2.4%
   Other                                               400              443               (43)           (9.7)%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Total net operating revenues                         4,669            4,597                72             1.6%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                    1,476            1,464                12             0.8%
   Selling, general and administrative                 972              968                 4             0.4%
   Depreciation and amortization                       840              845                (5)           (0.6)%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Total operating expenses                             3,288            3,277                11             0.3%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating income                              $      1,381      $     1,320       $        61             4.6%
                                              --- ------------- -- -------------- -- -------------

Operating margin                                      29.6%            28.7%
                                              --- ------------- -- --------------

Net Operating Revenues

At the beginning of the 2000 third quarter, Sprint changed its transfer pricing for certain transactions between FON Group entities. The main effect of this change was a reduction in the local division's "Net Operating Revenues - Other Revenues." In addition, Sprint's local division transferred a customer service and telemarketing organization to the PCS Group at the beginning of the 2000 second quarter. For comparative purposes, the following discussion of local division results assumes the transfer pricing change and the transfer of the customer service and telemarketing organization occurred at the beginning of 2000. Adjusting for the transfer pricing change and this transfer, operating margin would have been 28.4% for the 2000 year-to-date period.

Net operating revenues increased 1% in the 2001 third quarter and 3% in the 2001 year-to-date period from the same 2000 periods. These increases mainly reflect increased special access service revenues and increased sales of network-based services such as Caller ID and Call Waiting. Sales of network-based services increased due to strong demand for bundled services that combine local service, network-based features and long distance calling. The local division ended the 2001 third quarter with approximately 8.3 million switched access lines, a 1% decrease during the past 12 months. The reduction in access lines is driven by an economic slowdown, wireless and cable substitution, and losses to competitive local providers. On a voice-grade equivalent basis, which includes both traditional switched services and high capacity lines, voice- grade equivalents grew 15% during the past 12 months. This growth reflects many business customers switching from individual lines to high capacity dedicated circuits.

Local Service Revenues

Local service revenues, derived from local exchange services, grew 2% in the 2001 third quarter and 4% in the 2001 year-to-date period from the same 2000 periods due to continued demand for network-based services, as well as increased equipment maintenance revenue.

Network Access Revenues

Network access revenues, derived from long distance phone companies using the local network to complete calls, increased 4% in the 2001 third quarter and 2% in the 2001 year-to-date period compared to the same 2000 periods. Strong growth in special access services in the 2001 third quarter and year-to-date periods was partially offset by a 2% decline in minutes of use in third quarter 2001 and a 3% decline year-to-date, as well as by FCC-mandated access rate reductions.

Long Distance Revenues

Long distance revenues are mainly derived from providing consumer long distance services to customers within Sprint's local franchise territories and other long distance services within specified regional calling areas, or LATAs, that are beyond the local calling area. These revenues remained flat in the 2001 third quarter and increased 2% in the 2001 year-to-date period from the same 2000 periods. In the 2001 year-to-date period, sales of consumer long distance services increased reflecting the success of bundled services, but were largely offset by a decline in intra-LATA long distance services. In the 2001 third quarter, increased sales of consumer long distance services were offset by a decline in intra-LATA long distance services.

Other Revenues

Other revenues decreased 7% in the 2001 third quarter and increased 3% in the 2001 year-to-date period from the same 2000 periods. The increase in the year-to-date period is mainly because of an increase in collocation and database revenues offset by a 14% decrease in equipment sales in the 2001 third quarter.

Costs of Services and Products

Costs of services and products include costs to operate and maintain the local network and costs of equipment sales. These costs decreased 3% in the 2001 third quarter and increased 2% in the 2001 year-to-date period compared to the same 2000 periods. The third quarter decrease is due to lower maintenance expense resulting from cost control initiatives and lower cost of equipment sales somewhat offset by increased reciprocal compensation costs resulting from calling traffic exchanged with wireless and competitive local exchange carriers. The year-to-date increase is due to increased reciprocal compensation costs and increased access costs associated with consumer long distance revenues somewhat offset by lower maintenance expense. Costs of services and products were 31.7% of net operating revenues in the 2001 third quarter and 31.6% in the 2001 year-to-date period compared to 33.2% and 31.9% for the same periods a year ago.

Selling, General and Administrative Expense

SG&A expense decreased 3% in the 2001 third quarter and increased 1% in the 2001 year-to-date period compared to the same 2000 periods. The third quarter decrease is primarily due to the success of cost containment initiatives, somewhat offset by an increase in bad debt expense related to retail and wholesale customer accounts. The year-to-date increase is due to an increase in bad debt expense. SG&A expense was 19.6% of net operating revenues in the 2001 third quarter and 20.8% in the 2001 year-to-date period compared to 20.6% and 21.1% for the same periods a year ago.

Depreciation and Amortization Expense

Depreciation and amortization expense was flat in the 2001 third quarter and in the 2001 year-to-date period compared to the same 2000 periods. Depreciation and amortization expense was 18.2% of net operating revenues in the 2001 third quarter and 18.0% in the 2001 year-to-date period compared to 18.3% and 18.6% for the same periods a year ago.

Product Distribution and Directory Publishing Businesses

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                        Quarters Ended
                                                        September 30,                           Variance
                                              -----------------------------------    -------------------------------
                                                    2001              2000                $               %
--------------------------------------------- ----------------- ----------------- -- ------------- -----------------
                                                                  (millions)
Net operating revenues                        $        434      $       496       $     (62)            (12.5)%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                      313              375             (62)            (16.5)%
   Selling, general and administrative                  43               42               1               2.4%
   Depreciation and amortization                         5                4               1              25.0%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Total operating expenses                               361              421             (60)            (14.3)%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating income                              $         73      $        75       $      (2)             (2.7)%
                                              --- ------------- -- -------------- -- -------------

Operating margin                                      16.8%            15.1%
                                              --- ------------- -- --------------

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                         Year-to-Date
                                                        September 30,                           Variance
                                              -----------------------------------    -------------------------------
                                                    2001              2000                $               %
--------------------------------------------- ----------------- ----------------- -- ------------- -----------------
                                                                  (millions)
Net operating revenues                        $      1,402      $     1,428       $     (26)             (1.8)%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                    1,021            1,085             (64)             (5.9)%
   Selling, general and administrative                 137              121              16              13.2%
   Depreciation and amortization                        14               12               2              16.7%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Total operating expenses                             1,172            1,218             (46)             (3.8)%
--------------------------------------------- --- ------------- -- -------------- -- -------------

Operating income                              $        230      $       210       $      20               9.5%
                                              --- ------------- -- -------------- -- -------------

Operating margin                                      16.4%            14.7%
                                              --- ------------- -- --------------

Net operating revenues decreased 13% in the 2001 third quarter and 2% in the 2001 year-to-date period compared to the same 2000 periods. Nonaffiliated revenues accounted for approximately 60% of revenues in both the 2001 and 2000 third quarters and year-to-date periods. Nonaffiliated revenues decreased 19% in the 2001 third quarter and 9% in the 2001 year-to-date period compared to the same 2000 periods reflecting lower revenues in our product distribution unit because of the slow down in capital spending in the telecommunications industry. These decreases more than offset increased revenues in our directory publishing unit. Beginning in the 2000 third quarter, the unit's directory publishing partnership, previously accounted for as an equity method investment, was fully consolidated due to a restructuring in the partnership, which resulted in transfer of control to Sprint.

Affiliated revenues decreased 1% in the 2001 third quarter and increased 10% in the 2001 year-to-date period compared to the same 2000 periods reflecting a change in the mix of the local division's capital program to more network equipment and components beginning in the 2000 third quarter.

Operating expenses decreased 14% in the 2001 third quarter and 4% in the 2001 year-to-date period compared to the same 2000 periods. The decreases in the 2001 third quarter and year-to-date periods reflect decreased costs of services and products due to a decline in equipment sales, partly offset by increased costs of services and products and SG&A expense due to the consolidation of the directory publishing partnership.


--------------------------------------------------------------------------------
Nonoperating Items
--------------------------------------------------------------------------------

Interest Expense

Interest expense on borrowings incurred by Sprint and allocated to the PCS Group is based on rates the PCS Group would be able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guaranty by Sprint or any member of the FON Group. The difference between Sprint's actual interest rates and the rates charged to the PCS Group is reflected as a reduction in the FON Group's interest expense as follows:

                                                        Quarters Ended                      Year-to-Date
                                                        September 30,                       September 30,
                                              ----------------------------------- ----------------------------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
                                                                           (millions)
FON Group interest costs                      $        92       $       67        $       272      $        233
Credit from the PCS Group                             (79)             (59)              (216)             (175)
                                              --- ------------- -- -------------- -- ------------- --- -------------
Interest expense                              $        13       $        8        $        56      $         58
                                              --- ------------- -- -------------- -- ------------- --- -------------

The FON Group's effective interest rate on long-term debt was 7.1% in the 2001 third quarter, 7.2% in the 2001 year-to-date period, 7.4% in the 2000 third quarter and 7.3% in the 2000 year-to-date period. The decrease mainly reflects additional debt with lower interest rates and lower interest rates on variable-rate debt. Interest costs on short-term borrowings classified as long-term debt, intergroup borrowings, deferred compensation plans, customer deposits, and the credit from the PCS Group detailed above have been excluded so as not to distort the effective interest rate on long-term debt.

Other Expense, Net

Other expense consisted of the following:

                                                        Quarters Ended                      Year-to-Date
                                                        September 30,                       September 30,
                                              ----------------------------------- ----------------------------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
                                                                           (millions)
Dividend and interest income                  $        10       $       13        $        36      $         33
Equity in net losses of affiliates                    (22)            (103)               (48)             (150)
Net gains (losses) from investments                  (177)               -               (177)               22
Gains on sales of other assets                          -                -                  -                45
OPEB liability curtailment                            120                -                120                 -
Other, net                                             13                6                 17                 -
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Total                                         $       (56)      $      (84)       $       (52)     $        (50)
                                              --- ------------- -- -------------- -- ------------- --- -------------

Dividend and interest income for both the 2001 and 2000 third quarter and year-to-date periods reflect dividends earned on cost method investments and interest earned on temporary investments.

In the 2001 third quarter and year-to-date periods, investments accounted for using the equity method consisted of Intelig, a long distance operation in Brazil, and other strategic investments. In the 2000 third quarter and year-to-date periods, investments accounted for using the equity method also included EarthLink, Inc., an Internet service provider, and Call-Net, a long distance provider in Canada.

Net losses from investments in the 2001 third quarter and year-to-date periods mainly include the write-down of an equity investment and a loss on the sale of an investment. Net gains from investments in the 2000 year-to-date period mainly include a gain associated with equity securities used to retire debt instruments.

Gains on sales of other assets in the 2000 year-to-date period results from the sale of an independent directory publishing operation.

The OPEB liability curtailment gain in the 2001 third quarter and year-to-date periods resulted from an amendment to certain retirement plan benefits.

Income Taxes

See Note 3 of Condensed Notes to Combined Financial Statements for information about the differences that caused the effective income tax rates to vary from the federal statutory rate for income taxes related to continuing operations.

Discontinued Operation, Net

In the 2000 first quarter, Sprint sold its interest in Global One to France Telecom and Deutsche Telekom AG.

Sprint received $1.1 billion in cash and was repaid $276 million for advances for its entire stake in Global One. As a result of Sprint's sale of its interest in Global One, the FON Group's gain on sale has been reported as a discontinued operation. The FON Group recorded an after-tax gain related to the sale of Sprint's interest in Global One of $675 million in the first quarter of 2000.

Extraordinary Item, Net

In the 2001 first quarter, Sprint repaid, prior to scheduled maturities, $18 million of first mortgage bonds. These bonds had an interest rate of 9.9%. This resulted in a $1 million after-tax extraordinary loss for the FON Group.

--------------------------------------------------------------------------------
Financial Condition
--------------------------------------------------------------------------------

                         September 30,  December 31,
                             2001           2000
------------------------------------------------------
                                 (millions)
Combined assets       $      24,956    $    23,649
                      --------------------------------

The FON Group's combined assets increased $1.3 billion in the 2001 year-to-date period. Net property, plant and equipment increased $2.1 billion reflecting capital expenditures to support the build-out of the Internet Protocol network and long distance and local network enhancements, and Sprint ION development and hardware deployment, partly offset by depreciation and network asset sales. Offsetting decreases in the FON Group's combined assets primarily reflect a reduction in current assets. In October 2001, Sprint decided to terminate its efforts to develop and deploy Sprint ION. The decision to terminate these services will result in asset impairments in the 2001 fourth quarter. See "Liquidity and Capital Resources" for more information about changes in the FON Group's Combined Balance Sheets.

--------------------------------------------------------------------------------
Liquidity and Capital Resources
--------------------------------------------------------------------------------

Sprint's Board of Directors has the power to make determinations that may impact the financial and liquidity position of each of the tracking stock groups. This power includes the ability to prioritize the use of capital and debt capacity, to determine cash management policies and to make decisions regarding the timing and amount of capital expenditures. The actions of the Board of Directors are subject to its fiduciary duties to all shareholders of Sprint, and not just to the holders of a particular class of common stock. Given the above, it may be difficult for investors to assess each group's liquidity and capital resources and in turn the future prospects of each group based on past performance.

Operating Activities

                                 Year-to-Date
                                September 30,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows provided
   by operating
   activities          $    2,761     $      2,691
                       -------------------------------


Operating cash flows increased $70 million in the 2001 year-to-date period mainly reflecting decreases in working capital requirements partly offset by a decline in the FON Group's operating results.

Investing Activities

                                 Year-to-Date
                                September 30,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows used by
   investing
   activities          $   (3,649)    $     (1,864)
                       -------------------------------


Capital expenditures totaled $3.9 billion in the 2001 year-to-date period and $2.7 billion in the same 2000 period. Global markets division capital expenditures were incurred mainly to enhance network reliability, meet increased demand for data-related services and upgrade capabilities for providing new products and services and continue development and hardware deployment for Sprint ION. The local division incurred capital expenditures to accommodate voice grade equivalent growth, expand capabilities for providing enhanced services and continue the build-out of high-speed DSL services. Other FON Group capital expenditures were incurred for Sprint's World Headquarters Campus.

In August 2001, the FON Group received $228 million from the sale of a portion of its investment in EarthLink.

In February 2000, the FON Group received $1.4 billion from the sale of its investment in Global One.

"Investments in and loans to affiliates, net" consisted mainly of the FON Group's investments in Intelig in the 2001 year-to-date period. The 2000 year-to-date period also included Sprint's investment in EarthLink.

Financing Activities

                                 Year-to-Date
                                September 30,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows provided
   (used) by
   financing
   activities          $      830     $       (802)
                       -------------------------------


Financing activities in the 2001 year-to-date period mainly reflect net borrowings of $1.3 billion compared to net payments on borrowings of $504 million in the same 2000 period.

The FON Group paid cash dividends of $329 million in the 2001 year-to-date period and $322 million in the same 2000 period.

Also included in the 2001 and 2000 year-to-date financing activities are reimbursements to the PCS group in the amount of $153 million and $130 million, respectively. These reimbursements were to compensate for the net amount of PCS stock-based compensation granted to FON Group employees and FON stock-based compensation granted to PCS Group employees.

Capital Requirements

The FON Group's 2001 investing activities, mainly consisting of capital expenditures, are expected to be $5.4 billion. The global markets division and local division will require the majority of this total. Dividend payments are expected to approximate $440 million.

Sprint's tax sharing agreement provides for the allocation of income taxes between the FON Group and the PCS Group. Sprint expects the FON Group to continue to make significant payments to the PCS Group under this agreement because of incurred and expected PCS Group losses.


The tax sharing agreement applies to tax years ending on or before December 31, 2001. For periods after December 31, 2001, Sprint's Board of Directors will adopt a tax sharing arrangement that will be designed to allocate tax benefits and burdens fairly between the FON Group and the PCS Group.

                      Supplemental Information -- Annex II



                                Sprint PCS Group
                         Combined Financial Information













The PCS Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity. The purpose of this combined financial information is to provide investors additional information to use in analyzing the results of operations and financial condition of the PCS Group, and this combined financial information should be read in conjunction with the consolidated financial statements of Sprint Corporation.


COMBINED STATEMENTS OF OPERATIONS (Unaudited)                                                      Sprint PCS Group
(millions)                                                                                  (an integrated business
                                                                                             of Sprint Corporation)
--------------------------------------------- --- ------------------------------- -- -------------------------------
                                                          Quarters Ended                      Year-to-Date
                                                          September 30,                      September 30,
--------------------------------------------- --- ------------------------------- -- -------------------------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Net Operating Revenues                        $       2,651     $      1,707      $      6,966     $       4,403
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Operating Expenses
   Costs of services and products                     1,516              982             3,811             2,813
   Selling, general and administrative                  733              603             2,009             1,638
   Depreciation                                         458              352             1,297               963
   Amortization                                          60              137               304               403
   Merger related costs                                   -                -                 -                24
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

   Total operating expenses                           2,767            2,074             7,421             5,841
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Operating Loss                                         (116)            (367)             (455)           (1,438)

Interest expense                                       (281)            (229)             (866)             (673)
Other income (expense), net                             (35)              (1)              (70)               16
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Loss from continuing operations before
   income taxes                                        (432)            (597)           (1,391)           (2,095)

Income tax benefit                                      144              207               463               739
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Loss from Continuing Operations                        (288)            (390)             (928)           (1,356)
Extraordinary item, net                                   -                -                 -                (3)
Cumulative effect of change in
   accounting principle, net                              -                -                 2                 -
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Net Loss                                      $        (288)    $       (390)     $       (926)    $      (1,359)
                                              --- ------------- -- -------------- -- ------------- --- -------------

























                  See accompanying Condensed Notes to Combined Financial Statements (Unaudited).

COMBINED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited)                                              Sprint PCS Group
(millions)                                                                                  (an integrated business
                                                                                             of Sprint Corporation)
--------------------------------------------- --- ------------------------------- -- -------------------------------
                                                          Quarters Ended                      Year-to-Date
                                                          September 30,                      September 30,
--------------------------------------------- --- ------------------------------- -- -------------------------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Net Loss                                      $     (288)       $    (390)        $      (926)     $     (1,359)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Other Comprehensive Income (Loss)

   Unrealized holding gains on securities              -                2                   -                 5
     Income tax expense                                -               (1)                  -                (2)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
   Net unrealized holding gains on securities          -                1                   -                 3
   Reclassification adjustment for gains
     included in net loss                              -               (8)                  -                (8)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
Total net unrealized holding losses on
   securities                                          -               (7)                  -                (5)

Foreign currency translation adjustments               -                1                  (1)                4
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Total other comprehensive loss                         -               (6)                 (1)               (1)
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Comprehensive Loss                            $     (288)       $    (396)        $      (927)     $     (1,360)
                                              --- ------------- -- -------------- -- ------------- --- -------------



































                  See accompanying Condensed Notes to Combined Financial Statements (Unaudited).


COMBINED BALANCE SHEETS                                                                                Sprint PCS Group
(millions)                                                                                      (an integrated business
                                                                                                 of Sprint Corporation)
------------------------------------------------------------------------------------------------------------------------
                                                                                       September 30,     December 31,
                                                                                           2001              2000
------------------------------------------------------------------------------------------------------------------------
                                                                                        (Unaudited)
Assets
    Current assets
      Cash and equivalents                                                             $        141      $        117
      Accounts receivable, net of allowance for doubtful
        accounts of $210 and $96                                                              1,367               902
      Inventories                                                                               267               515
      Prepaid expenses                                                                          135                90
      Current tax benefit receivable from the FON Group                                           -                26
      Other                                                                                     152               200
-------------------------------------------------------------------------------------------------------------------------
      Total current assets                                                                    2,062             1,850

    Property, plant and equipment
      Network equipment                                                                       8,520             7,540
      Construction work in progress                                                           2,038             1,713
      Buildings and leasehold improvements                                                    2,596             2,108
      Other                                                                                   1,007               756
-------------------------------------------------------------------------------------------------------------------------
      Total property, plant and equipment                                                    14,161            12,117
      Accumulated depreciation                                                               (3,067)           (2,595)
-------------------------------------------------------------------------------------------------------------------------
      Net property, plant and equipment                                                      11,094             9,522

    Investments in and loans to affiliates                                                      139               148

    Intangible assets
      Goodwill                                                                                4,553             4,548
      PCS licenses                                                                            3,059             3,059
      Customer base                                                                             746               747
      Microwave relocation costs                                                                388               411
      Other                                                                                      44                46
-------------------------------------------------------------------------------------------------------------------------
      Total intangible assets                                                                 8,790             8,811
      Accumulated amortization                                                               (1,375)           (1,077)
-------------------------------------------------------------------------------------------------------------------------
      Net intangible assets                                                                   7,415             7,734

    Other                                                                                       674               509
-------------------------------------------------------------------------------------------------------------------------

    Total                                                                              $     21,384      $     19,763
-------------------------------------------------------------------------------------------------------------------------

Liabilities and Combined Attributed Net Assets
    Current liabilities
       Short-term borrowings including current maturities of long-term debt             $      2,300     $        244
       Accounts payable                                                                          625              687
       Construction obligations                                                                  737              997
       Accrued taxes                                                                             225              203
       Accrued interest                                                                          306              119
       Payables to the FON Group                                                                 319              296
       Other                                                                                   1,023              846
-------------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                               5,535            3,392

    Noncurrent liabilities
      Long-term debt and capital lease obligations                                            12,083           14,136
      Equity unit notes                                                                        1,725                -
      Deferred income taxes                                                                        -               90
      Other                                                                                      325              253
-------------------------------------------------------------------------------------------------------------------------
      Total noncurrent liabilities                                                            14,133           14,479

    Redeemable preferred stock                                                                   526              526

    Combined attributed net assets                                                             1,190            1,366
-------------------------------------------------------------------------------------------------------------------------

    Total                                                                               $     21,384     $     19,763
-------------------------------------------------------------------------------------------------------------------------


                  See accompanying Condensed Notes to Combined Financial Statements (Unaudited).


COMBINED STATEMENTS OF CASH FLOWS (Unaudited)                                                         Sprint PCS Group
(millions)                                                                                     (an integrated business
                                                                                                of Sprint Corporation)
------------------------------------------------------------------ ----------------- ----------------- ----------------
Year-to-Date September 30,                                                                 2001             2000
------------------------------------------------------------------ ----------------- ----------------- ----------------

Operating Activities

Net loss                                                                              $     (926)      $   (1,359)
Adjustments to reconcile net loss to net cash provided by
   operating activities:
     Equity in net losses of affiliates                                                       80               31
     Depreciation and amortization                                                         1,601            1,366
     Deferred income taxes                                                                  (229)            (447)
     Changes in assets and liabilities:
       Accounts receivable, net                                                             (465)            (196)
       Inventories and other current assets                                                  204              (48)
       Accounts payable and other current liabilities                                         80              291
       Current tax benefit receivable from the FON Group                                      26              293
       Affiliate receivables and payables, net                                                11              258
       Noncurrent assets and liabilities, net                                                 45               63
     Other, net                                                                              (42)             (29)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------
Net cash provided by operating activities                                                    385              223
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Investing Activities

Capital expenditures                                                                      (2,861)          (2,110)
Investments in and loans to affiliates, net                                                  (29)            (201)
Proceeds from sales of assets                                                                 37              204
Other, net                                                                                     -              (11)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------
Net cash used by investing activities                                                     (2,853)          (2,118)
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------


Financing Activities

Proceeds from debt                                                                         3,323            2,071
Payments on debt                                                                          (3,328)            (400)
Proceeds from equity units                                                                 1,725                -
Proceeds from common stock issued                                                            583              108
Dividends paid                                                                               (11)             (11)
Other, net                                                                                   200              201
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------
Net cash provided by financing activities                                                  2,492            1,969
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Increase in Cash and Equivalents                                                              24               74
Cash and Equivalents at Beginning of Period                                                  117               16
------------------------------------------------------------------ --- ------------- --- ------------- -- -------------

Cash and Equivalents at End of Period                                                 $      141       $       90
                                                                                     --- ------------- -- -------------














                  See accompanying Condensed Notes to Combined Financial Statements (Unaudited).

CONDENSED NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)                                                     Sprint PCS Group
                                                         (an integrated business
                                                          of Sprint Corporation)

The information in this supplement has been prepared according to Securities and Exchange Commission (SEC) rules and regulations. In our opinion, the combined interim financial statements reflect all adjustments, consisting only of normal recurring accruals, needed to fairly present the PCS Group's combined financial position, results of operations, cash flows and comprehensive loss. This combined financial information is provided as additional disclosure to investors regarding the operations of the PCS Group.

Certain information and footnote disclosures normally included in combined financial statements prepared according to accounting principles generally accepted in the United States have been condensed or omitted. As a result, you should read these financial statements along with Sprint Corporation's 2000 Form 10-K/A. Operating results for the 2001 year-to-date period do not necessarily represent the results that may be expected for the year ending December 31, 2001.

--------------------------------------------------------------------------------
1. Basis of Combination and Presentation
--------------------------------------------------------------------------------

FON common stock and PCS common stock are intended to reflect the performance of the FON and PCS groups. However, they are classes of common stock of Sprint, not of the group they are intended to track. Accordingly, the PCS common stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business. The FON common stock is intended to reflect the financial results and economic value of the global markets division, the local division, and the product distribution and directory publishing businesses.

The combined FON Group financial statements, together with the combined PCS Group financial statements, include all the accounts in Sprint's consolidated financial statements prior to inter-group eliminations. Transactions between the PCS Group and the FON Group have not been eliminated in the combined financial statements of either group. The combined financial statements for each group are prepared in accordance with accounting principles generally accepted in the United States.

Investments in entities in which the PCS Group exercises significant influence, but does not control, are accounted for using the equity method (see Note 2).

The PCS Group is an integrated business of Sprint Corporation and does not constitute a stand-alone entity. The purpose of this combined financial information is to provide investors additional information to use in analyzing the results of operations and financial condition of the PCS Group, and this combined financial information should be read in conjunction with the consolidated financial statements of Sprint Corporation.

Investors in PCS common stock are shareholders of Sprint and are subject to the risks related to an equity investment in Sprint and all of Sprint's businesses, assets and liabilities. The assets and liabilities allocated by Sprint's Board of Directors to the PCS Group remain assets and liabilities of Sprint Corporation and are therefore subject to the claims of Sprint's creditors generally. In the event of the liquidation or winding up of Sprint Corporation, assets of Sprint remaining for distribution to Sprint's common shareholders will be distributed to holders of PCS common stock based on the liquidation value of such shares as provided in Sprint's articles of incorporation, which may differ from the Board's allocation of assets and liabilities among the groups. The Board of Directors of Sprint may, subject to the restrictions in Sprint's articles of incorporation, change the allocation of the assets and liabilities that comprise each of the FON Group and the PCS Group without shareholder approval. Given the Board's discretion in these matters, it may be difficult to assess the future prospects of each group based on past performance.

The PCS Group combined financial statements are prepared using accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

Certain prior-year amounts have been reclassified to conform to the current-year presentation. These reclassifications had no effect on the results of operations or combined attributed net assets as previously reported.

Allocation of Shared Services

Sprint directly assigns, where possible, certain general and administrative costs to the FON Group and the PCS Group based on their actual use of those services. Where direct assignment of costs is not possible, or practical, Sprint uses other indirect methods, including time studies, to estimate the assignment of costs to each group. Cost allocation methods other than time studies include factors (general, marketing or headcount) derived from the operating unit's relative share of the predefined category referenced (e.g. headcount). Sprint believes that the costs allocated are comparable to the costs that would be incurred if the groups would have been operating on a stand-alone basis. The allocation of shared services may change at the discretion of Sprint and does not require shareholder approval.

Allocation of Group Financing

Financing activities for the groups are managed by Sprint on a centralized basis. Debt incurred by Sprint on behalf of the groups is specifically allocated to and reflected in the financial statements of the applicable group. Interest expense is allocated to the PCS Group based on an interest rate that is substantially equal to the rate it would be able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guaranty by Sprint or any member of the FON Group. That interest rate is higher than the rate Sprint obtains on borrowings. The difference between Sprint's actual interest rate and the rate charged to the PCS Group is reflected as a reduction in the FON Group's interest expense.

Under Sprint's centralized cash management program, one group may advance funds to the other group. These advances are accounted for as short-term borrowings between the groups and bear interest at a market rate that is substantially equal to the rate that group would be able to obtain from third parties on a short-term basis.


The allocation of group financing activities may change at the discretion of Sprint and does not require shareholder approval.

Allocation of Federal and State Income Taxes

Sprint files a consolidated federal income tax return and certain state income tax returns which include FON Group and PCS Group results. In connection with the PCS Restructuring, Sprint adopted a tax sharing agreement which provides for the allocation of income taxes between the two groups. The FON Group's income taxes are calculated as if it files returns which exclude the PCS Group. The PCS Group's income taxes reflect the PCS Group's incremental cumulative impact on Sprint's consolidated income taxes. Intergroup tax payments are satisfied on the date Sprint's related tax payment is due to or the refund is received from the applicable tax authority.

The tax sharing agreement applies to tax years ending on or before December 31, 2001. For periods after December 31, 2001, Sprint's Board of Directors will adopt a tax sharing arrangement that will be designed to continue to allocate tax benefits and burdens fairly between the FON Group and the PCS Group.

--------------------------------------------------------------------------------
2. Investments
--------------------------------------------------------------------------------

At the end of September 2001, investments accounted for using the equity method mainly consisted of the PCS Group's investment in Pegaso Telecomunicaciones, S.A. de C.V., a wireless PCS operation in Mexico purchased in the second quarter of 2000. Unaudited, summarized financial information (100% basis) of entities accounted for using the equity method was as follows:


                                               Quarter Ended     Quarter Ended     Year-to-Date    Inception-to-Date
                                               September 30,     September 30,     September 30,   September 30,
--------------------------------------------- ----------------- ----------------- ---------------- -----------------
                                                    2001              2000             2001              2000
--------------------------------------------- ----------------- ----------------- ---------------- -----------------
                                                                           (millions)
Results of operations
  Net operating revenues                      $        75       $       33        $       152      $         55
                                              --- ------------- -- -------------- -- ------------- --- -------------
  Net operating loss                          $       (59)      $      (46)       $      (202)     $        (90)
                                              --- ------------- -- -------------- -- ------------- --- -------------
  Net loss                                    $      (133)      $      (33)       $      (262)     $       (109)
                                              --- ------------- -- -------------- -- ------------- --- -------------

Equity in net losses of affiliates            $       (33)      $      (17)       $       (80)     $        (31)
                                              --- ------------- -- -------------- -- ------------- --- -------------

--------------------------------------------------------------------------------
3. Income Taxes
--------------------------------------------------------------------------------

The differences that caused the PCS Group's effective income tax rates to vary from the 35% federal statutory rate for income taxes related to continuing operations were as follows:

                                    Year-to-Date
                                   September 30,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Income tax benefit at the
   federal statutory rate     $  (487)    $    (733)
Effect of:
   State income taxes, net
     of federal income tax
     effect                       (31)          (46)
   Equity in loss of foreign
     affiliate                     28            13
   Goodwill amortization           28            29
   Other, net                      (1)           (2)
-------------------------------------------------------

Income tax benefit            $  (463)    $    (739)
                              -------------------------

Effective income tax rate         33.3%        35.3%
                              -------------------------


--------------------------------------------------------------------------------
4.  Accounting for Derivative Instruments
--------------------------------------------------------------------------------

Accounting Standard

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." This Statement became effective for the PCS Group on January 1, 2001 and establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities and requires recognition of all derivatives on the balance sheet at fair value, regardless of the hedging relationship designation. Accounting for the changes in the fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of the relationships designated are based on the exposures hedged. Changes in fair value of derivatives designated as fair value hedges are recognized in earnings along with fair value changes of the hedged item. Changes in fair value of derivatives designated as cash flow hedges are recorded in other comprehensive income and are recognized in earnings when the hedged item affects earnings. Changes in fair value of derivative instruments that do not qualify for hedge relationship designation are recognized in earnings.

Risk Management Policies

Sprint selectively enters into interest rate swap and cap agreements to manage its exposure to interest rate changes on its debt. Sprint also enters into forward contracts and options in foreign currencies to reduce the impact of changes in foreign exchange rates. Sprint's derivative transactions are used principally for hedging purposes and comply with Board-approved policies.

Sprint enters into interest rate swap agreements to minimize exposure to interest rate movements and achieve an optimal mixture of floating and fixed-rate debt while minimizing liquidity risk. The interest rate swap agreements designated as fair value hedges effectively convert Sprint's fixed-rate debt to a floating rate by receiving fixed-rate amounts in exchange for floating-rate interest payments over the life of the agreement without an exchange of the underlying principal amount.

Sprint enters into interest rate swap agreements designated as cash flow hedges to reduce the impact of interest rate movements on future interest expense by effectively converting a portion of its floating-rate debt to a fixed rate.

In certain business transactions, Sprint is granted warrants to purchase the securities of other companies at fixed rates. These warrants are supplemental to the terms of the business transactions and are not designated as hedging instruments.

Sprint's foreign exchange risk management program focuses on reducing transaction exposure to optimize consolidated cash flow. Sprint's primary transaction exposure results from net payments made to overseas telecommunications companies for completing international calls made by Sprint's domestic customers. Forward contracts, which function as natural hedges, are used to offset the impact of foreign currency fluctuations in these payments.

Derivative Accounting Under the Standard

The derivative instruments the PCS Group holds are stock warrants. The stock warrants are not designated as hedging instruments and changes in the fair value of these derivative instruments are recognized in earnings during the period of change.

Upon adoption of SFAS No. 133, the PCS Group recorded a cumulative adjustment to net income of $2 million (net of tax of $1 million). The cumulative adjustment was due to recognizing the fair value of warrants that are not designated as hedging instruments and is recorded in "Cumulative effect of change in accounting principle, net" in the PCS Group's Combined Statements of Operations.

The PCS Group recorded net derivative losses in earnings of $0.5 million (net of tax benefit of $0.3 million) for the 2001 third quarter and $0.3 million (net of tax benefit of $0.2 million) for the year-to-date period due to changes in the fair value of the stock warrants that are not designated as hedging instruments. The net derivative losses are included in Other income (expense), net on the Combined Statements of Operations.

--------------------------------------------------------------------------------
5.  Debt and Capital Lease Obligations
--------------------------------------------------------------------------------

Sprint reclassifies short-term borrowings to long-term debt because of Sprint's intent and ability to refinance these borrowings on a long-term basis. Sprint's ability to refinance these borrowings is limited to the long-term portion of Sprint's unused credit facilities. At the end of September 2001, short-term borrowings exceeded the long-term portion of those unused credit facilities. Accordingly, the amount of commercial paper borrowings allocated to the PCS Group and reclassified to long-term debt was $1.2 billion. The commercial paper borrowings that remained in current liabilities were $390 million.

In January 2001, Sprint allocated to the PCS Group $2.4 billion of debt consisting of notes with 5 year and 10 year maturities. These notes have interest rates ranging from 8.2% to 9.0%, which are based on rates the PCS Group would have been able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guarantee by Sprint or any member of the FON Group.

--------------------------------------------------------------------------------
6. Equity Unit Offering
--------------------------------------------------------------------------------

In August 2001, Sprint completed a registered offering of 69 million equity units, each with a stated amount of $25. Net proceeds from the issuance were approximately $1.7 billion after deducting the underwriting discount and other offering expenses. These proceeds were allocated to the PCS Group with notes maturing in 2006. These notes have an interest rate of 7.8%, which is based on the rate the PCS Group would have been able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guarantee by Sprint or any member of the FON Group. The proceeds were used to repay debt, and to fund capital investments and working capital requirements.

Each equity unit initially consists of a corporate unit. Each corporate unit consists of a purchase contract and $25 principal amount of senior notes (Notes) of Sprint's wholly owned subsidiary, Sprint Capital Corporation. The corporate unit may be converted by the holder into a treasury unit consisting of the purchase contract and a treasury portfolio of zero-coupon U.S. treasury securities by substituting the treasury securities for the Notes. The holder of the equity unit will own the underlying Notes or treasury portfolio, but will pledge the Notes or portfolio to Sprint to secure its obligations under the purchase contract.

Purchase Contract

As a component of the equity unit, the purchase contract obligates the holder to purchase, and obligates Sprint to sell, on August 17, 2004, a variable number of newly issued shares of PCS common stock ranging from approximately 58 million to 70 million shares depending on the market price of PCS common stock. Sprint will make quarterly contract adjustment payments of 1.125% on the $25 stated amount per year until the purchase contract is settled, although it has the right to defer these payments until August 17, 2004. The present value of this obligation is classified as an other liability on the PCS Group's Combined Balance Sheets.

These contingently issuable shares have not been included in the diluted earnings per share calculation because their effect is currently antidilutive.

Notes

The Notes initially bear interest, payable quarterly in arrears, at the rate of 6% per annum. Sprint is obligated to remarket the Notes in 2004, at which time the interest rate will be reset. The Notes mature August 17, 2006.

The corporate units are listed on the New York Stock Exchange under the symbol "SDE".

--------------------------------------------------------------------------------
7. Common Stock Issuances
--------------------------------------------------------------------------------

In August 2001, Sprint completed a registered offering of 23.5 million shares of its PCS common stock. Net proceeds from the issuance were approximately $561 million after deducting the underwriting discount and other offering expenses. The proceeds were used to repay debt, and to fund capital investments and working capital requirements.

In conjunction with the above offering, Deutsche Telekom AG (DT) sold 57 million shares of PCS common stock, which represented an approximate 4% voting interest in Sprint Corporation. Sprint did not receive any of the proceeds from the sale of shares by DT. Upon the sale, 21.2 million shares of PCS common stock underlying Class A common stock and 35.8 million shares of Series 3 PCS common stock were converted into shares of Series 1 PCS common stock.

After these conversions, a Class A DT common share represents the right to approximately 0.9% of a share of PCS common stock.

--------------------------------------------------------------------------------
8. Combined Attributed Net Assets
--------------------------------------------------------------------------------

                                         Year-to-Date
                                        September 30,
                                             2001
-------------------------------------------------------
                                          (millions)
Beginning balance                    $       1,366
Net loss                                      (926)
Dividends                                      (10)
Common stock issued                            656
Present value of purchase
   contract adjustment
   payments                                    (53)
Tax benefit of stock
   compensation                                  2
Intergroup stock compensation                  153
Other, net                                       2
-------------------------------------------------------

Ending balance                       $       1,190
                                     ------------------


--------------------------------------------------------------------------------
9. Litigation, Claims and Assessments
--------------------------------------------------------------------------------

PCS shareholders are subject to all of the risks related to an investment in Sprint and the PCS Group, including the effects of any legal proceedings and claims against the FON Group.

In December 2000, Amalgamated Bank, an institutional shareholder, filed a derivative action purportedly on behalf of Sprint against certain of its current and former officers and directors in the Jackson County, Missouri, Circuit Court. The complaint alleges that the individual defendants breached their fiduciary duties to Sprint and were unjustly enriched by making undisclosed amendments to Sprint's stock option plans, by failing to disclose certain information concerning regulatory approval of the proposed merger of Sprint and WorldCom, and by overstating Sprint's earnings for the 2000 first quarter. The plaintiff seeks damages, to be paid to Sprint, in an unspecified amount. Two additional, substantially identical, derivative actions by other shareholders have been filed.

Various other suits arising in the ordinary course of business are pending against Sprint. Management cannot predict the final outcome of these actions but believes they will not be material to the PCS Group's combined financial statements.

--------------------------------------------------------------------------------
10. Supplemental Cash Flows Information
--------------------------------------------------------------------------------

The PCS Group's cash paid (received) for interest and income taxes was as follows:

                                    Year-to-Date
                                   September 30,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Interest (net of capitalized
   interest)                  $     661   $     512
                              -------------------------
Income taxes                  $    (309)  $    (727)
                              -------------------------


The PCS Group's noncash activities included the following:

                                    Year-to-Date
                                   September 30,
                              -------------------------
                                  2001         2000
-------------------------------------------------------
                                     (millions)
Reclassification of
   mandatory call of PCS
   Group's Senior Discount
   Notes held by the FON
   Group                      $      70   $       -
                              -------------------------
Present value of purchase
   contracts adjustment
   payments                   $      53   $       -
                              -------------------------
Common stock issued under
   employee stock benefit
   plans                      $      76   $      94
                              -------------------------
Tax benefit from stock
   compensation               $       2   $     154
                              -------------------------
Stock received for stock
   options exercised          $       3   $      36
                              -------------------------


--------------------------------------------------------------------------------
11. Merger Termination
--------------------------------------------------------------------------------

On July 13, 2000, Sprint and WorldCom, Inc. announced that the Boards of Directors of both companies terminated their merger agreement, previously announced in October 1999, as a result of regulatory opposition to the merger. In the 2000 second quarter, the PCS Group recognized a one-time, pre-tax charge of $24 million for costs associated with the terminated merger.

--------------------------------------------------------------------------------
12. Recently Issued Accounting Pronouncement
--------------------------------------------------------------------------------

In October 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective for fiscal years beginning after December 15, 2001. This new standard, when in effect, will supersede SFAS Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to Be Disposed Of", providing one accounting model for the review of asset impairment. Statement No. 144 retains much of the recognition and measurement provisions of Statement No. 121, but removes goodwill from its scope. It also requires long-lived assets to be disposed of other than by sale to be considered as held and used until disposed of, requiring the depreciable life to be adjusted as an accounting change. Criteria to classify long-lived assets to be disposed of by sale has changed from SFAS Statement No. 121, but these costs will continue to be reported at the lower of their carrying amount or fair value less cost to sell, and will cease to be depreciated.

Statement 144 will also supercede the section of the Accounting Principles Board
(APB) Opinion 30, which prescribes reporting for the effects of a disposal of a segment of a business. This statement retains the basic presentation provisions of the opinion, but requires losses on a disposal or discontinued operation to be recognized as incurred. It also broadens the definition of a discontinued operation to include a component of an entity.

In July 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." The objective of this statement is to provide accounting guidance for legal obligations associated with the retirement of long-lived assets by requiring the fair value of a liability for the asset retirement obligation to be recognized in the period in which it is incurred. When the liability is initially recognized, the asset retirement costs should also be capitalized by increasing the carrying amount of the related long-lived asset. The liability is then accreted to its present value each period and the capitalized costs are depreciated over the useful life of the associated asset. Sprint is currently assessing its legal obligations. This statement is effective for fiscal years beginning after June 15, 2002.

In June 2001, the FASB issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets."

Statement No. 141 supercedes APB Opinion No. 16, "Business Combinations," and Statement No. 38, "Accounting for Pre-acquisition Contingencies of Purchased Enterprises." This statement requires accounting for all business combinations using the purchase method and changes the criteria for recognizing intangible assets apart from goodwill. This statement is effective for all business combinations initiated after June 30, 2001.

Statement No. 142 supercedes APB Opinion No. 17, "Intangible Assets," and addresses how purchased intangibles should be accounted for upon acquisition. The statement prescribes the necessary accounting for both identifiable intangibles and goodwill after initial recognition. Amortization of goodwill and indefinite lived intangibles will cease upon adoption of this statement and periodic impairment testing will be required. Amortization of definite lived intangibles will continue over the useful life. Sprint is currently assessing the impact of this standard and expects to complete that assessment by year-end 2001. This statement is effective for fiscal years beginning after December 15, 2001.

--------------------------------------------------------------------------------
13. Subsequent Events
--------------------------------------------------------------------------------

Debt Redemption

In October 2001, Sprint redeemed, prior to scheduled maturities, $558 million of 11% Senior Notes and 12 1/2% Senior Discount Notes.

Debt Offering

In November 2001, Sprint issued $1.75 billion of debt securities through a private offering. These borrowings have an interest rate of 6% and mature in 2007. The proceeds were used for repayment of debt.

MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION                  Sprint PCS Group
AND RESULTS OF OPERATIONS                                (an integrated business
                                                          of Sprint Corporation)

--------------------------------------------------------------------------------
Forward-looking Information
--------------------------------------------------------------------------------

Sprint includes certain estimates, projections and other forward-looking statements in its reports, in presentations to analysts and others, and in other publicly available material. Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

o the effects of vigorous competition in the markets in which Sprint operates;

o the costs and business risks associated with providing new services and entering new markets necessary to provide nationwide or global services;

o the ability of the PCS Group to continue to grow a significant market presence;

o the effects of mergers and consolidations within the telecommunications industry;

o    the uncertainties related to Sprint's strategic investments;

o the impact of any unusual items resulting from ongoing evaluations of Sprint's business strategies;

o    the impact of new technologies on Sprint's business;

o    unexpected results of litigation filed against Sprint;

o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes including the impact of the Telecommunications Act of 1996, or other external factors over which Sprint has no control; and

o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission.

The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are found throughout Management's Discussion. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this report or unforeseen events.

--------------------------------------------------------------------------------
General
--------------------------------------------------------------------------------

Sprint is a global communications company and a leader in integrating long distance, local service and wireless communications. Sprint is also one of the largest carriers of Internet traffic using its tier one Internet Protocol network, which provides connectivity to any point on the Internet either through its own network or via direct connections with another backbone provider. Sprint is the nation's third-largest provider of long distance services and operates nationwide, all-digital long distance and tier one Internet Protocol networks using fiber-optic and electronic technology. In addition, Sprint's local division currently serves approximately 8.3 million access lines in 18 states. Sprint also operates the only 100% digital personal communications service, or PCS, wireless network in the United States with licenses to provide service nationwide using a single frequency band and a single technology. Sprint owns PCS licenses to provide service to the entire United States population, including Puerto Rico and the U.S. Virgin Islands.

In November 1998, Sprint's shareholders approved the allocation of all of Sprint's assets and liabilities into two groups, the FON Group and the PCS Group, as well as the creation of the FON common stock and the PCS common stock. At the same time, Sprint reclassified each share of its publicly traded common stock into one share of FON common stock and 1/2 share of PCS common stock.

Operating Segments

Sprint's business is divided into four lines of business: the global markets division, the local division, the product distribution and directory publishing businesses, and the PCS wireless telephony products and services business. The FON Group includes the global markets division, the local division and the product distribution and directory publishing businesses, and the PCS Group includes the PCS wireless telephony products and services business. The PCS common stock is intended to reflect the financial results and economic value of the PCS wireless telephony products and services business. The FON common stock is intended to reflect the financial results and economic value of the global markets division, the local division and the product distribution and directory publishing businesses.

Board Discretion Regarding Tracking Stocks

Sprint's Board of Directors has the discretion to, among other things, make operating and financial decisions that could favor one group over the other and, subject to the restrictions in Sprint's articles of incorporation, to change the allocation of the assets and liabilities that comprise each of the FON Group and the PCS Group without shareholder approval. Under the applicable corporate law, Sprint's Board owes its fiduciary duties to all of Sprint's shareholders and there is no board of directors that owes separate duties to the holders of either the FON common stock or the PCS common stock. The Tracking Stock Policies, adopted by Sprint's Board, provide that the Board, in resolving material matters in which the holders of FON common stock and PCS common stock have potentially divergent interests, will act in the best interests of Sprint and all of its common shareholders after giving fair consideration to the potentially divergent interests of the holders of the separate classes of Sprint common stock. These policies may be changed by the Board without shareholder approval. Given the Board's discretion in these matters, it may be difficult to assess the future prospects of each group based on past performance.

--------------------------------------------------------------------------------
General Overview of the Sprint PCS Group
--------------------------------------------------------------------------------

The PCS Group includes Sprint's PCS wireless telephony products and services business. It operates the only 100% digital PCS wireless network in the United States with licenses to provide service nationwide using a single frequency band and a single technology. The PCS Group has licenses to provide service to the entire United States population including Puerto Rico and the U.S. Virgin Islands. The service offered by the PCS Group and its affiliates now reaches nearly 244 million people. The PCS Group provides nationwide service through:

o    operating its own digital network in major U.S. metropolitan areas,

o affiliating with other companies, mainly in and around smaller U.S. metropolitan areas,

o    roaming   on   other    providers'    analog   cellular    networks   using
     dual-band/dual-mode handsets, and

o roaming on other providers' digital PCS networks that use code division multiple access (CDMA).

The PCS Group also provides wholesale PCS services to companies that resell the services to their customers on a retail basis. These companies pay the PCS Group a discounted price for their customers' usage, but bear the costs of customer acquisition and service.

The wireless industry, including the PCS Group, typically generates a higher number of subscriber additions and handset sales in the fourth quarter of each year compared to the remaining quarters. This is due to the use of retail distribution, which is dependent on the holiday shopping season; the timing of new products and service introductions; and aggressive marketing and sales promotions.

--------------------------------------------------------------------------------
Results of Operations
--------------------------------------------------------------------------------

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                        Quarters Ended
                                                         September 30,                          Variance
                                               ----------------------------------    -------------------------------
                                                    2001              2000                $               %
---------------------------------------------- ---------------- ----------------- -- ------------- -----------------
                                                                   (millions)
Net operating revenues                         $    2,651       $    1,707        $       944            55.3%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                   1,516              982                534            54.4%
   Selling, general and administrative                733              603                130            21.6%
   Depreciation and amortization                      518              489                 29             5.9%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Total operating expenses                            2,767            2,074                693            33.4%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating loss                                 $     (116)      $     (367)       $       251            68.4%
                                               -- ------------- -- -------------- -- -------------

Operating income before depreciation and
   amortization                                $      402       $      122        $       280           NM
                                               -- ------------- -- -------------- -- -------------

NM = Not meaningful

                                                                    Selected Operating Results
                                               ---------------------------------------------------------------------
                                                         Year-to-Date
                                                         September 30,                          Variance
                                               ----------------------------------    -------------------------------
                                                    2001              2000                $               %
---------------------------------------------- ---------------- ----------------- -- ------------- -----------------
                                                                   (millions)
Net operating revenues                         $    6,966       $    4,403        $     2,563            58.2%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating expenses
   Costs of services and products                   3,811            2,813                998            35.5%
   Selling, general and administrative              2,009            1,638                371            22.6%
   Depreciation and amortization                    1,601            1,366                235            17.2%
   Merger related costs                                 -               24                (24)         (100.0)%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Total operating expenses                            7,421            5,841              1,580            27.1%
---------------------------------------------- -- ------------- -- -------------- -- -------------

Operating loss                                 $     (455)      $   (1,438)       $       983            68.4%
                                               -- ------------- -- -------------- -- -------------

Operating income (loss) before depreciation
   and amortization and merger related costs
                                               $    1,146       $      (48)       $     1,194             NM
                                               -- ------------- -- -------------- -- -------------

NM = Not meaningful

The PCS Group markets its products through multiple distribution channels, including its own retail stores as well as other retail outlets. Equipment sales to one retail chain and the subsequent service revenues generated by sales to its customers accounted for 23% of net operating revenues in the 2001 third quarter and year-to-date periods. These revenues were 24% of net operating revenues in the 2000 third quarter and year-to-date periods.

Net Operating Revenues

                                                        Quarters Ended                      Year-to-Date
                                                        September 30,                       September 30,
                                              ----------------------------------- ----------------------------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Customers (millions)                                   12.4              8.3               12.4               8.3
                                              --- ------------- -- -------------- -- ------------- --- -------------
Average monthly service revenue
   per user (ARPU)                            $          62     $         61      $          61    $           59
                                              --- ------------- -- -------------- -- ------------- --- -------------
Customer churn rate                                     2.6%             3.0%               2.4%              2.8%
                                              --- ------------- -- -------------- -- ------------- --- -------------

The PCS Group's net operating revenues include service revenues and sales of handsets and accessory equipment. Service revenues consist of monthly recurring charges, usage charges and activation fees associated with the PCS Group's subscriber base. Service revenues also include reseller and affiliate charges, and interconnection access charges for calls terminating on the PCS Group's network. Service revenues increased 54% in the 2001 third quarter and 63% in the 2001 year-to-date period from the same 2000 periods mainly reflecting an increase in the average number of customers and an increase in ARPU. The improvement in ARPU was mainly due to customers subscribing to higher usage service plans and an increase in billed minutes over plan.

The PCS Group added more than 1.2 million customers in the 2001 third quarter ending the period with over 12.4 million customers compared to 8.3 million customers at the end of the 2000 third quarter. The companies that the PCS Group serves on a wholesale basis reported a decline of 61,000 customers for the quarter, which is largely due to the discontinuation of one reseller program. The PCS Group affiliates added approximately 384,000 customers in the 2001 third quarter bringing the total number of customers added in the quarter by the PCS Group and its affiliates to over 1.5 million. The total number of customers served on the PCS network at the end of the quarter is nearly 14.4 million.

Although the customer churn rate improved in the 2001 third quarter and year-to-date periods over the same 2000 periods, there was an increase from the 2001 second quarter resulting from customer fulfillment of contract terms, the softness of the economy, and the impact of a new marketing initiative.

Revenues from sales of handsets and accessories were approximately 14% of net operating revenues in the 2001 third quarter and 12% in the year-to-date period. These revenues as a percentage of net operating revenues were approximately 14% in the 2000 third quarter and year-to-date period. As part of the PCS Group's marketing plans, handsets are normally sold at prices below the PCS Group's cost.

Operating Expenses

                                                        Quarters Ended                      Year-to-Date
                                                        September 30,                       September 30,
                                              ----------------------------------- ----------------------------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Acquisition costs per gross customer
   addition (CPGA)                            $       320       $      340        $       340      $        360
                                              --- ------------- -- -------------- -- ------------- --- -------------
Monthly cash costs per user (CCPU)            $        33       $       35        $        33      $         36
                                              --- ------------- -- -------------- -- ------------- --- -------------

The PCS Group's costs of services and products mainly include handset and accessory costs, switch and cell site expenses and other network-related costs. These costs increased 54% in the 2001 third quarter and 35% in the 2001 year-to-date period from the same 2000 periods reflecting an increase in the average number of customers and expanded market coverage.

SG&A expense mainly includes marketing costs to promote products and services as well as salary and benefit costs. SG&A expense increased 22% in the 2001 third quarter and 23% in the 2001 year-to-date period from the same 2000 periods reflecting an expanded workforce to support subscriber growth and increased marketing and selling costs.

CPGA, which includes equipment subsidies and marketing costs, has improved more than 6% in the 2001 third quarter and year-to-date period from the same 2000 periods. Lower equipment and marketing and selling costs contributed to the improvement.

CCPU consists of costs of service revenues, service delivery and other general and administrative costs. CCPU improved from prior periods mainly due to the leverage achieved through the significant increase in the subscriber base.

Depreciation and amortization expense consists mainly of depreciation of network assets and amortization of intangible assets. The intangible assets include goodwill, PCS licenses, customer base, microwave relocation costs and assembled workforce, which are being amortized over 30 months to 40 years.

Depreciation and amortization expense increased 6% in the 2001 third quarter and 17% in the 2001 year-to-date period from the same 2000 periods mainly reflecting depreciation of the network assets placed in service during 2001 and 2000. Additionally, the PCS Group increased depreciation of certain network assets in the 2001 first quarter to reflect the accelerated replacement of the assets to accommodate network technology upgrades. In May 2001, a significant portion of the value assigned to acquired customer base became fully amortized which caused a $72 million decrease in the 2001 third quarter amortization expense and a $96 million decrease in the 2001 year-to-date period compared to the same 2000 periods.

--------------------------------------------------------------------------------
Nonoperating Items
--------------------------------------------------------------------------------

Interest Expense

The PCS Group's effective interest rate on long-term debt was 8.8% in the 2001 third quarter and 8.7% in the 2001 year-to-date period, the 2000 third quarter and the 2000 year-to-date period. Interest costs on short-term borrowings classified as long-term debt, intergroup borrowings and deferred compensation plans have been excluded so as not to distort the PCS Group's effective interest rate on long-term debt.

Interest expense on borrowings incurred by Sprint and allocated to the PCS Group is based on rates the PCS Group would be able to obtain from third parties as a direct or indirect wholly owned Sprint subsidiary, but without the benefit of any guaranty by Sprint or any member of the FON Group. The PCS Group's interest expense includes $79 million in the 2001 third quarter, $216 million in the 2001 year-to-date period, $59 million in the 2000 third quarter and $175 million in the 2000 year-to-date period resulting from the difference between Sprint's actual interest rates and the rates charged to the PCS Group. These costs are derived from both long-term and short-term borrowings. Only the long-term portion of these costs are in the effective interest rates above.

Other Income (Expense), Net

Other income (expense) consisted of the following:

                                                        Quarters Ended                      Year-to-Date
                                                        September 30,                       September 30,
                                              ----------------------------------- ----------------------------------
                                                      2001             2000              2001              2000
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------
                                                                           (millions)
Equity in net losses of affiliates            $       (33)      $      (17)       $       (80)     $        (31)
Gains from investments                                  -               13                  -                13
Gains on sales of other assets                          -                -                 10                34
Other, net                                             (2)               3                  -                 -
--------------------------------------------- --- ------------- -- -------------- -- ------------- --- -------------

Total                                         $       (35)      $       (1)       $       (70)     $         16
                                              --- ------------- -- -------------- -- ------------- --- -------------

In both the 2001 and 2000 third quarters and year-to-date periods, investments accounted for using the equity method consisted primarily of Pegaso Telecomunicaciones, S.A. de C.V. (Pegaso), a wireless PCS operation in Mexico. Pegaso is currently experiencing financial difficulties and is evaluating various restructuring alternatives.

The gain from investments in the 2000 third quarter and year-to-date period results from the sale of an investment.

The gains on sales of other assets in the 2001 year-to-date period result from the sale of PCS customers to an affiliate. The 2000 year-to-date gain results from the sale of PCS network infrastructure and the right to manage customers to a PCS affiliate.

Income Taxes

See Note 3 of Condensed Notes to Combined Financial Statements for information about the differences that caused the effective income tax rates to vary from the federal statutory rate for income taxes related to continuing operations.

Extraordinary Item, Net

In the 2000 first quarter, Sprint repaid, prior to scheduled maturities, $127 million of the PCS Group's notes payable to the FCC. These notes had an interest rate of 7.8%. This resulted in a $3 million after-tax extraordinary loss.

--------------------------------------------------------------------------------
Financial Condition
--------------------------------------------------------------------------------

                       September 30,    December 31,
                           2001             2000
------------------------------------------------------
                                (millions)

Combined assets       $      21,384   $     19,763
                      --------------------------------


The PCS Group's combined assets increased $1.6 billion since year-end. Net property, plant and equipment increased $1.6 billion mainly reflecting capital expenditures to support the PCS network buildout and expansion, partly offset by depreciation and network asset sales. See "Liquidity and Capital Resources" for more information about changes in the PCS Group's Combined Balance Sheets.

--------------------------------------------------------------------------------
Liquidity and Capital Resources
--------------------------------------------------------------------------------

Sprint's Board of Directors has the power to make determinations that may impact the financial and liquidity position of each of the tracking stock groups. This power includes the ability to prioritize the use of capital and debt capacity, to determine cash management policies and to make decisions regarding the timing and amount of capital expenditures. The actions of the Board of Directors are subject to its fiduciary duties to all shareholders of Sprint, and not just to the holders of a particular class of common stock. Given the above, it may be difficult for investors to assess each group's liquidity and capital resources and, in turn, the future prospects of each group based on past performance.

Operating Activities

                                 Year-to-Date
                                September 30,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows provided
   by operating
   activities          $      385     $        223
                       -------------------------------


Operating cash flows increased $162 million in the 2001 year-to-date period from the same 2000 period primarily reflecting improved operating results partly offset by an increase in working capital requirements.

Investing Activities

                                 Year-to-Date
                                September 30,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows used by
   investing
   activities          $   (2,853)    $     (2,118)
                       -------------------------------


Capital expenditures, which are the PCS Group's largest investing activity, totaled $2.9 billion in the 2001 year-to-date period, compared to $2.1 billion in the 2000 year-to-date period. Capital expenditures in both years were mainly for the continued buildout and expansion of the PCS network.

"Investments in and loans to affiliates, net" consisted mainly of the PCS Group's investment in Pegaso.


Financing Activities

                                 Year-to-Date
                                September 30,
                       -------------------------------
                             2001            2000
------------------------------------------------------
                                 (millions)
Cash flows provided
   by financing
   activities          $    2,492     $     1,969
                       -------------------------------


In the 2001 year-to-date period, financing activities mainly reflect net borrowings of $1.7 billion and common stock issuances of $583 million used mainly to fund capital requirements. In the 2000 year-to-date period, financing activities mainly reflect net borrowings of $1.7 billion also used primarily to fund capital requirements.

Also included in the 2001 and 2000 year-to-date financing activities are payments received from the FON Group in the amount of $153 million and $130 million, respectively. These payments were to compensate for the net amount of PCS stock-based compensation granted to FON Group employees and FON stock-based compensation granted to PCS Group employees.

Capital Requirements

The PCS Group's 2001 investing activities, mainly consisting of capital expenditures, are expected to be $3.6 billion.

PCS preferred stock dividend payments are expected to total $15 million in 2001, including payments to the FON Group, in the amount of $8 million, for its preferred intergroup interest.